UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Planet Fitness, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PLANET FITNESS, INC.
4 Liberty Lane West
Hampton, NH 03842
Dear Stockholders:
You are cordially invited to attend the Planet Fitness, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, April 30, 2024 at 2:00 p.m. Eastern Time. This year’s Annual Meeting will be held in a virtual format only. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/PLNT2024 by entering the 16-digit control number provided on their proxy card. This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation.
On March 21, 2024 we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2023 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.
We hope that you will be able to join us virtually on April 30th.
Sincerely,

Stephen Spinelli, Jr.	Craig Benson
Chair of the Board	Interim Chief Executive Officer
IF YOU PLAN TO ATTEND THE MEETING
The Notice includes your control number, which will serve as an admission ticket for one stockholder to attend the Annual Meeting. On March 21, 2024, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one stockholder to attend the Annual Meeting. Stockholders holding stock via brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, March 4, 2024.

PLANET FITNESS, INC.
4 Liberty Lane West
Hampton, NH 03842
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (“the Company”) will be held on Tuesday, April 30, 2024. The Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the 16-digit control number provided on your proxy card at www.virtualshareholdermeeting.com/PLNT2024. Login will be available starting at 1:45 p.m. and the meeting will begin promptly at 2:00 p.m. Eastern Time, for the following purposes:

1.	Election of the two director nominees named in the Proxy Statement to serve until the 2027 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers;

4.	Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

5.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
These proposals are more fully described in the Proxy Statement accompanying this Notice.
March 4, 2024 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 days in advance of the meeting. Please contact the Corporate Secretary to make accommodations to view the list. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote during the meeting, your proxy will not be used.
If you need assistance voting your shares, please call Investor Relations at (603) 750-4674 or send an e-mail to investor@planetfitness.com.
You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet, telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Corporate Secretary in Hampton, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered stockholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting. If you are a beneficial stockholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the meeting.
We hope that you will be able to join us virtually. Thank you for your ongoing support of and interest in Planet Fitness, Inc.

By Order of the Board of Directors,

Justin Vartanian
General Counsel and Corporate Secretary
March 21, 2024
Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on April 30, 2024. Stockholders may access, view and download the 2024 Proxy Statement and the 2023 Annual Report at www.proxyvote.com/PLNT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Various statements made in this proxy statement are forward-looking, and are inherently subject to a number of risks, uncertainties, and potentially inaccurate assumptions. All statements that address activities, events, or developments that we intend, expect, or believe may occur in the future are forward-looking statements. These statements are typically accompanied by the words, “aim,” “anticipate,” “approximately,” “aspire,” “believe,” “contemplate,” “continue,” “ongoing,” “could,” “should”, “envision,” “estimate,” “expect,” “forecast,” “future,” “strategy,” “goal”, “hope,” “intend,” “may,” “outlook,” “predict,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would”, or similar words, although not all forward-looking statements contain these identifying words. These forward-looking statements address various matters, including our expected implementation of changes to our programs, the outcomes of newly implemented strategies, achievement of our objectives and estimations of future financial results and drivers. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements, including competition in the health and fitness industry; our and our franchisees’ ability to attract and retain members; ability to retain key employees; labor costs and workforce challenges; economic, political and other risks; franchisee turnover and potential franchisee bankruptcies; real estate leases; market instability; serious disruptions or catastrophic events; seasonal influences; our and our franchisees’ ability to identify and secure suitable sites for new franchise stores; changes in consumer demand; changes in equipment costs; our ability to expand into new markets domestically and internationally; our and our franchisees' operating costs generally; availability and cost of capital for franchisees; acquisition activity; our future financial performance and our ability to pay principal and interest on our indebtedness; our corporate structure and tax receivable agreements; failures, interruptions or security breaches of our information systems or technology; general economic conditions; fluctuations in exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal, regulatory, environmental, social or governance matters. Readers should also review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on February 29, 2024 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement, as well as other information we file with the U.S. Securities and Exchange Commission (“SEC”). We caution investors, potential investors, and others not to place considerable reliance on the forward-looking statements contained in this proxy statement. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this proxy statement speak only as of the date of this proxy statement, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

Information appearing on http://investor.planetfitness.com is not part of and is not incorporated by reference in this proxy statement.

PLANET FITNESS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
April 30, 2024
INTRODUCTION
This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2024 at 2:00 p.m. Eastern Time on April 30, 2024, and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the two director nominees named in the Proxy Statement to serve until the 2027 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers;

4.	Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

5.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2023 Annual Report on Form 10-K, is being mailed to stockholders on or about March 21, 2024. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on April 30, 2024, and will be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2024 beginning at 2:00 p.m. Eastern Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your voting instruction card in order to attend our virtual stockholder meeting.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are four proposals scheduled to be voted on at the Annual Meeting:

•Elect the two director nominees named in this Proxy Statement to serve until the 2027 annual meeting of stockholders;
•Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024;
•Approve, on an advisory basis, the compensation of our named executive officers; and
•Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers.
We will also consider other business that properly comes before the Annual Meeting.
What shares can I vote?
You may vote all shares of common stock that you owned as of the close of business on the record date, March 4, 2024. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.
As of March 4, 2024, there were 87,098,326 shares of Class A common stock outstanding and 1,071,094 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at 4 Liberty Lane West, Hampton, New Hampshire 03842 for a period of at least ten days prior to the Annual Meeting.
What are the voting rights of stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting.
What is the difference between being a stockholder of record and a beneficial owner?
Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.
Stockholder of record: If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.
Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?
If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•During the meeting—you may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.
•By proxy—stockholders of record have a choice of voting by proxy:
◦over the Internet at www.proxyvote.com/PLNT;
◦by using a toll-free telephone number noted on your proxy card; or
◦by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.
The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on April 29, 2024.
If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
What is a proxy holder?
We are designating Thomas Fitzgerald, our Chief Financial Officer, and Justin Vartanian, our General Counsel, Corporate Secretary and SVP, International Division, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.
How does the Board recommend that I vote?
The Board recommends that you vote your shares:

•“ FOR ” the election of the Board’s nominees;
•“ FOR ” the ratification of the appointment of KPMG LLP;
•“ FOR ” the advisory approval of the compensation of our named executive officers; and
•“1 YEAR” for the frequency of the advisory approval of the compensation of our named executive officers.
May my broker vote for me?
If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.
What are abstentions and broker non-votes?
An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?
Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•Entering a new vote online;
•Entering a new vote by telephone;
•Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•Attending the Annual Meeting and voting during the meeting.
What constitutes a quorum for the Annual Meeting?
The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of Class A and Class B common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 87,098,326 shares of Class A common stock outstanding and 1,071,094 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve the election of directors (Proposal 1)?
Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.
What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2024 (Proposal 2)?
Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.
What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 3)?
Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 31, 2023 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.
What vote is required to approve the frequency of future advisory votes on the compensation of our named executive officers (Proposal 4)?
The frequency of future advisory votes on the compensation of our named executive officers selected by stockholders will be the frequency receiving the highest number of votes cast. You may vote “1 year”, “2 years” or “3 years” or abstain from voting on Proposal 4. Because the proposal to approve the frequency of future advisory votes on the compensation of our named executive officers is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.
What does it mean if I receive more than one Notice?
You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.
How are votes counted?
Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.

Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who can attend the Annual Meeting?
Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call Investor Relations at (603) 750-4674 or send an e-mail to investor@planetfitness.com.

PROPOSAL 1:
Election of Directors
Our business operates under the direction of our Board, which currently consists of seven directors. In accordance with our Restated Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2025, 2026, and 2024, respectively. Bernard Acoca and Frances Rathke are the Class III directors whose terms expire at the Annual Meeting. Our Board has nominated, and stockholders are being asked to reelect, Mr. Acoca and Ms. Rathke for three-year terms expiring at our 2027 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2027 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.
Each of the two nominees currently serves as a director of the Company. Mr. Acoca and Ms. Rathke were elected by stockholders at the 2021 annual meeting of stockholders. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.
The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS
The following table sets forth the name, age, and position, as of March 4, 2024, of individuals who currently serve as directors on our Board.

Name	Age	Position
Stephen Spinelli, Jr.	69	Chair of the Board
Craig Benson	69	Interim Chief Executive Officer and Director
Bernard Acoca	54	Director
Enshalla Anderson	54	Director
Cammie Dunaway	61	Director
Frances Rathke	63	Director
Christopher Tanco	62	Director
Class I—Directors with Terms Expiring in 2025
Craig Benson has served on our Board since July 2017. Gov. Benson brings to our Board 40 years of experience in the areas of executive leadership, launching and growing business to business services, media, consumer electronics and services, including experience in marketing strategy, international marketing and business development, communications, data analytics, loyalty, digital transformation, and public company leadership and corporate governance, among other skills and qualifications. Because of all the foregoing, we believe Gov. Benson is well qualified to serve on our Board and adds particular value as we execute our long-term strategic plans while working closely with our franchisees to solidify our joint efforts to enhance our brand domestically and abroad.
Gov. Craig Benson has served as the Company’s Interim Chief Executive Officer since September 2023. He has served as the Chief Executive Officer at Soft Draw Investments, LLC, since 2002. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., an international leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999. Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013 and as Trustee of Lahey Health System, Inc. and Lahey Hospital & Medical Center from 2005 to 2019. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire, Grand Valley State University and Thomas Jefferson University.
Cammie Dunaway has served on our Board since October 2017. Ms. Dunaway brings to our Board more than 20 years of experience as a senior marketing and general management executive, launching and growing consumer businesses in entertainment, media, consumer electronics, and services, including experience in marketing strategy, international marketing and business development, communications, data analytics, loyalty, digital transformation, and public company leadership and corporate governance, among other skills and qualifications. Because of all the foregoing, we believe Ms. Dunaway is well qualified to serve on our Board and adds particular value as we seek to expand our brand into digital channels and new international territories.
Ms. Dunaway currently serves as an independent executive coach and advisor. She previously served as the Chief Marketing Officer for Duolingo, a language education platform, from 2018 until her retirement in July 2022. Prior to Duolingo, Ms. Dunaway was a private consultant supporting organizations with strategic initiatives to accelerate growth and innovation, and coached leaders on how to achieve maximum results, impact and enjoyment from 2015 until 2018. Ms. Dunaway’s prior experiences also include serving as the U.S. President and Global Chief Marketing Officer of KidZania, an international location-based entertainment concept focused on children’s role-playing activities; Executive Vice President for Nintendo, with oversight of all sales and marketing activities for the company in the United States, Canada and Latin America; Chief Marketing Officer for Yahoo!; and at Frito-Lay for 13 years in various leadership roles in sales and marketing, including serving as the company’s Chief Customer Officer and as Vice President of Kids and Teens brands. Ms. Dunaway has served as a member of the board of directors for Red Robin Gourmet Burgers, Inc. since 2014, serving as the Chair of the nominating and corporate governance committee, as well as a member of the compensation committee. She also serves on the board of directors of Flo, a leader in women’s digital health support. She previously served as a member of the board of directors for GoHealth, LLC from 2017 to 2021, Nordstrom fsb from 2014 to 2017, Marketo, Inc. from 2015 to 2016, and Brunswick Industries from 2006 to 2014. Ms. Dunaway holds a Bachelor of Science degree in Business Administration from the University of Richmond and an M.B.A. from Harvard Business School.

Christopher Tanco has served on our Board since January 2021. Mr. Tanco brings to our board more than 20 years of experience in the areas of public company leadership, international business development and operations, franchising in the U.S. and internationally, consumer services, strategic planning and digital innovation, among other skills and qualifications. Because of all the foregoing, we believe Mr. Tanco is well qualified to serve on our Board and adds particular value as we execute our international growth strategy and seek to innovate our stores system wide.
Mr. Tanco has served as the operating partner of the Princeton Equity Group since September 2022. He has also served as a senior adviser to Alvarez & Marsal Capital since March 2023. Mr. Tanco was previously employed as the Executive Vice President and Chief Operating Officer for 7‑Eleven, Inc., a role he held from December 2015 until May 2022. As COO, he led Franchise and Corporate Operations for 15,000 stores, the company’s digital initiatives, restaurant expansion, operations and franchise support, field merchandising and sales, store of the future, fuels and the Canada business unit. Mr. Tanco first joined 7-Eleven in November 2009 and served as an Executive Vice President and led 7‑Eleven’s international business across 18 countries until November 2015. Before joining 7‑Eleven, Mr. Tanco served as the Chief Franchise Officer for Pizza Hut and in various operations, international, general management, and franchise leadership roles with Yum! Brands. Mr. Tanco currently serves on the board of directors of Max’s Group Inc., 7-Eleven Mexico S.A. de C.V., and 7-Eleven International LLC, having previously served on the board of directors of 7‑Eleven, Inc. and Urban Air Adventure Parks. He received his Bachelor of Arts in Interdisciplinary Studies from the Ateneo de Manila University, Manila, Philippines, and earned his M.B.A. from Darden Graduate School of Business Administration at the University of Virginia.
Class II—Directors with Terms Expiring in 2026
Enshalla Anderson has served on our Board since February 2020. Ms. Anderson brings to our Board more than 25 years of experience in the areas of traditional and digital marketing, brand strategy, consumer branding, corporate strategy, among other skills and qualifications, having partnered with leading consumer and B2B brands including Fidelity, AB InBev, Bell Helicopter, Hard Rock Hotels, and Gap Inc. Because of all of the foregoing, we believe Ms. Anderson is well qualified to serve on our Board, and adds particular value as we continue to develop our digital strategy and enhance our strategic marketing plans.
Ms. Anderson has served as Director, Global Head of Brand Strategy, Google Cloud at Google since August 2020 and assumed responsibility for the Global Brand & Creative team for Google Cloud in August 2021 with a primary focus on enterprise marketing for cloud technology. Previously, she served as the Chief Strategy Officer at FutureBrand North America since June 2013 where she worked on global branding programs. Prior to joining FutureBrand, she served as Senior Director of Brand Strategy at Siegel+Gale from December, 2008 until May, 2013, where she oversaw comprehensive naming, brand strategy, and architecture programs for retainer client American Express. Previously, she was a Director at Vivaldi Partners from December 2005 until October 2008, where she developed portfolio and product level strategies. Additionally, Ms. Anderson worked on the global marketing team at Avon from September 2000 until December 2005, touching heritage brands such as Skin-So-Soft and expanding Avon’s operations in Turkey. From 1998 through 2000, Ms. Anderson worked at Monitor Group (now part of Deloitte) working on corporate strategy projects with Kellogg’s and Bank of Bermuda (now HSBC). Ms. Anderson began her career in JP Morgan’s Emerging Markets Fixed Income Research group working in the New York and London offices. Ms. Anderson earned her Bachelor of Arts in History from the University of Pennsylvania and her MBA from Harvard Business School.
Stephen Spinelli, Jr. has served on our Board since January 2012 and as Chair of our Board since May 2017. Dr. Spinelli brings to our Board more than 40 years of education and experience in franchising, both as franchisor and franchisee, international business development, finance, executive leadership, entrepreneurship, launching and growing consumer services businesses, as well as teaching, writing and presenting extensively in the areas of executive level leadership, business and entrepreneurship, including consulting for or leading executive education programs for corporations such as Intel Corporation, IBM Corporation and Allied Domecq, among other skills and qualifications. Because of all the foregoing, we believe Dr. Spinelli is well qualified to serve on our Board and adds particular value as we execute our growth plans for our Company and brand while maintaining the entrepreneurial spirit that helped us become a leader in our industry.
Dr. Spinelli has served as the 14th president of Babson College since July 2019. He served as Chancellor of Thomas Jefferson University from July 2017 until June 2018, having previously served as President of Philadelphia University since August 2007, which merged with Thomas Jefferson University in June 2017. He was named Chancellor Emeritus of Thomas Jefferson University effective July 1, 2018. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli previously served as Chief Executive Officer of the American Oil Change Corporation. He also currently serves on the Board of Advisors of the Berwind Corporation and the Board of Directors of Fyzical Therapy and Balance Centers. In addition to his extensive business experience, Dr. Spinelli obtained his educational training at some of the top global institutions for business, finance and entrepreneurship. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College.

Class III—Directors with Terms Expiring in 2024
Bernard Acoca has served on our Board since January 2021. Mr. Acoca brings to our Board more than 20 years of experience in the areas of public company executive leadership, franchising, strategic planning, consumer brands and marketing, among other skills and qualifications. Because of all the foregoing, we believe Mr. Acoca is well suited to serve on our Board and adds particular value as we execute on our development strategy to grow our membership base and increase our system-wide store count to over, 5,000 locations.
Since January 2022, Mr. Acoca has served as the Chief Executive Officer of Zaxby's, a 900+ unit restaurant chain famous for their signature chicken fingers, which was acquired by Goldman Sachs Merchant Banking division in November 2020. Prior to Zaxby's, Mr. Acoca served as Chief Executive Officer and President of El Pollo Loco from March 2018 to October 2021. Mr. Acoca joined El Pollo Loco after seven years at Starbucks Coffee Company as a member of its Executive Team. From 2015 to 2018, Mr. Acoca served as President of Teavana, Starbucks’ global tea brand, where he was responsible for the overall operations of over 375 Teavana specialty retail stores in North America as well as its e-commerce business. Before that, Mr. Acoca served as Senior Vice President, Marketing & Category for the Americas, Starbucks’ largest region, where he was responsible for managing categories totaling $9B in sales. Additionally, he served as Chief Marketing Officer for the Americas for L’Oréal and spent 10 years at YUM brands in marketing roles of increasing responsibility. Mr. Acoca holds a Bachelor of Arts degree from Emory University in Atlanta, Georgia.
Frances Rathke has served on our Board since August 2016. Ms. Rathke brings to our Board nearly 30 years of experience in the areas of financial management and oversight, strategic planning, risk management, consumer brands and public company leadership, among other skills and qualifications. Because of all of the foregoing, we believe Ms. Rathke is well qualified to serve on our Board and adds particular value as we look to effectively deploy our capital in support of our strategic initiatives.
Ms. Rathke previously served as Chief Financial Officer and treasurer of Keurig Green Mountain, Inc. for 12 years, where she was responsible for leading the company’s finance organization, overseeing $1.5 billion in acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig Green Mountain, she was interim Chief Financial Officer for Wild Oats Markets, Inc. Prior to her role at Wild Oats, Ms. Rathke served as Chief Financial Officer and secretary for 11 years at Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as controller. Ms. Rathke is a current member of the board of directors of Green Mountain Power Corporation, John Hancock Investments, Oatly and the Flynn Center for Performing Arts. Earlier in her career Ms. Rathke was a Senior Manager at Coopers & Lybrand LLC where she was a Certified Public Accountant (now inactive). She received a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont.

CORPORATE GOVERNANCE
Corporate Governance Highlights
Corporate governance is key to a strong and accountable Board. We strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including the below examples.

✓	Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the Compensation Committee of the Board

✓	Clawback, Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors, Executive Officers and other Employees	✓	Limitation on Management Directors. Our Interim CEO is the only member of management who currently serves as a director

✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Audit Committee Approval Required for Related Party Transactions

✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	No “Poison Pill” (Stockholder Rights Plan)

✓	Independent Executive Compensation Consultant	✓	Commitment to Diversity, Equity and Inclusion

✓	Risk Oversight by the Board and Committees	✓	Existing agreements do not provide for excise tax gross-ups on severance or change-in-control payments or benefits

✓	Annual Board and Committee Self-Evaluations	✓	Established Whistleblower Policy

✓	Separate offices of chair of the Board and CEO	✓	Established Director and Senior Officer Stock Ownership Guidelines
Board Overview
Our business and affairs are managed under the direction of the Board. The Board believes in the benefits of a diversity of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality) necessary to oversee the Company’s current and future business needs. Accordingly, the Board considers the skills, experience and diversity of directors and director candidates individually and in the broader context of its overall composition and the diverse nature of the business environment in which the Company operates.
The Board is currently composed of seven talented directors with diverse skill sets and professional and personal backgrounds. The following tables summarize the top three self-selected areas of skill and expertise of our directors that are most relevant to our Company, as well as the demographic diversity of our Board.

Board Composition and Director Independence
Our Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than fifteen directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:
•Class I, which consists of Craig Benson, Cammie Dunaway and Christopher Tanco. The terms of Gov. Benson, Ms. Dunaway and Mr. Tanco will continue until our 2025 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal;
•Class II, which consists of Enshalla Anderson and Stephen Spinelli, Jr. The terms of Ms. Anderson and Dr. Spinelli will continue until our 2026 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and
•Class III, which consists of Bernard Acoca and Frances Rathke. The terms of Mr. Acoca and Ms. Rathke will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal.
At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time, a majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.
Amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of at least 75% of the voting power of our outstanding shares of capital stock. The Company believes this heightened threshold is appropriate as it relates to fundamental elements of our corporate governance. The provision does not preclude changes being made to governing documents but rather it requires broad stockholder consensus in order to effect change. By requiring a 75% stockholder vote, the Board is better positioned to protect the Company from third-party takeover attempts and encourage those interested in acquiring the Company to negotiate directly with the Board.
The Board evaluates the relationships of each director and any director nominees with the Company and makes an affirmative determination whether such director or nominee is independent. Pursuant to our corporate governance guidelines, an independent director shall be one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the New York Stock Exchange ("NYSE"), including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. To guide its determination as to whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board, or a designated committee of the Board, may from time to time adopt categorical standards of independence. Our Board has determined that Dr. Spinelli, Ms. Rathke, Ms. Dunaway, Ms. Anderson, Mr. Tanco and Mr. Acoca are independent directors under the rules of the NYSE.
Annual Board and Committee Performance Review
Pursuant to our corporate governance guidelines, our nominating and corporate governance committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of our audit committee, compensation committee and nominating & corporate governance committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are presented to the Board.
Director Education
The Company and the Board believe that continuing director education is essential to the Board’s performance and continued oversight of the Company and its business. Our directors attended a variety training sessions and conferences throughout 2023. Topics covered during Board and committee meetings in 2023 included best practices in the areas of corporate governance, investor relations and executive compensation, and the environmental, social and corporate governance (“ESG”) and cybersecurity regulatory and reporting landscape. Individual Board members from time to time attend specialized conferences to enhance their knowledge in the areas of cybersecurity, entrepreneurial leadership, franchising, artificial intelligence, executive compensation, sustainability strategy and reporting, and corporate governance.
Board of Directors Leadership Structure
We currently separate the offices of the chair of the Board and chief executive officer of the Company, with Dr. Spinelli serving as non-executive chair, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the Company believes that having a separate chief executive officer and chair allows Gov. Benson to focus on his role as our Interim Chief Executive Officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Dr. Spinelli serves as a key source of communication between the independent directors and the Interim Chief Executive Officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and presides at regularly scheduled meetings of the independent directors.
Board Meetings, Attendance and Committees
Our Board met 11 times during 2023. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2023. The Board also approved certain actions by unanimous written consent in lieu of a meeting.
It is our policy that our directors attend annual meetings of stockholders. All then-current directors attended the 2023 annual meeting of stockholders.
As of the date of this Proxy Statement, our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at http://investor.planetfitness.com.
Audit Committee
Our audit committee consists of three non-employee directors: Ms. Rathke, Mr. Acoca and Mr. Tanco, with Ms. Rathke serving as chair of the committee. Our audit committee has determined that each of Ms. Rathke, Mr. Acoca and Mr. Tanco meets the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee met five times during 2023.
None of our audit committee members simultaneously serve on the audit committees of more than three public companies, including ours. Our Board has determined that Ms. Rathke is an “audit committee financial expert” and each Mr. Acoca and Mr. Tanco is "financially literate" within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:
•appointing, retaining, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and, including the use of non-GAAP measures and metrics, practices used by us;
•overseeing the Company’s risk management policies and practices with respect to enterprise risk management, cyber security, data privacy and vendor and supply chain management;
•reviewing the adequacy of our internal controls over financial reporting;
•reviewing the Company’s ESG reporting with respect to assurance and data accuracy;
•reviewing the Company’s policies and practices with respect to environmental strategy, risk management and compliance;
•reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our annual and quarterly financial statements in our Annual Report on Form 10-K and quarterly reports on Form 10-Q;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and
•reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Compensation Committee
Our compensation committee consists of four non-employee directors: Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco, with Ms. Anderson serving as chair of the committee. Our compensation committee met seven times during 2023. Our Board has determined that each of Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco meets the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules. The compensation committee’s responsibilities include:

•determining and approving the compensation of our Chief Executive Officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives;
•reviewing and approving the corporate goals, as well as applicable personal goals, and objectives relevant to the compensation of our other executive officers;
•reviewing and approving the compensation of our other executive officers;
•reviewing the Company’s strategies and policies related to human capital management, including equity, diversity and inclusion;
•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•reviewing and establishing our overall management compensation philosophy, policies and practices;
•overseeing and administering our equity compensation and similar plans;
•reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;
•reviewing and approving the adoption, implementation and administration of the Company’s policies with respect to the recoupment of compensation of the Company’s executive officers and other employees;
•reviewing and making recommendations to the Board with respect to director compensation; and
•reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of three non-employee directors: Ms. Dunaway, Dr. Spinelli and Mr. Acoca, with Ms. Dunaway serving as chair of the committee. Our nominating and corporate governance committee met five times during 2023. The nominating and corporate governance committee’s responsibilities include:

•developing and recommending to the Board criteria for board and committee membership;
•establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•identifying individuals qualified to become members of the Board;
•recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•developing and recommending to the Board a set of corporate governance principles;
•articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•reviewing and recommending to the Board practices and policies with respect to directors;
•reviewing and recommending to the Board the functions, duties and compositions of the Board’s committees;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•providing for new director orientation and continuing education for existing directors on a periodic basis;
•performing an evaluation of the performance of the committee;
•providing oversight of the Company’s ESG policies and practices, including the Company’s ESG strategy and disclosures, environmental management and human capital management; and
•overseeing the evaluation of the Board.
Board Oversight of Risk Management
While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, including data and cyber security, as well as financial risks, business conduct and ethics, and is also responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with our ESG policies and practices. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.
Compensation Committee Interlocks and Insider Participation
Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity (as defined in Item 407(e)(4) of Regulation S-K) that has one or more executive officers serving on our Board or compensation committee.
Codes of Conduct
We have adopted a code of business conduct and ethics applicable to our directors, officers and employees and a code of ethics for senior executive and financial officers applicable to our principal executive officer, president, principal financial officer, principal accounting officer and all controllers and any other senior operating and financial executives (the "Codes of Conduct"). The Codes of Conduct are available on our website at http://investor.planetfitness.com. If we make any substantive amendments to the Codes of Conduct or grant any waiver, including any implicit waiver, from a provision of the Codes of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.
In connection with Gov. Benson’s appointment as the Company’s Interim Chief Executive Officer, the Board waived the requirements under the Company’s Code of Ethics and Code of Ethics for Senior Executive and Financial Officers for activities carried out in the ordinary course of business with respect to Gov. Benson’s ownership of DA Business Enterprises, LLC, a franchisee of the Company, and his 10% ownership of Radianse, a Planet Fitness vendor. The Board’s waiver is subject to Gov. Benson’s compliance with the conditions set forth in his employment offer letter, originally dated as of September 15, 2023 and as amended on October 31, 2023, including compliance with Company policies requiring Board or Audit Committee approval of transactions in which Gov. Benson has an interest. The Company filed a copy of Gov. Benson’s offer letter and amendment and disclosed the Board’s waiver of the Company’s Code of Ethics Code of Ethics for Senior Executive and Financial Officers on November 1, 2023 in a Current Report on Form 8-K/A.

Corporate Governance Guidelines
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of our Board. Our corporate governance guidelines are available on our website at http://investor.planetfitness.com.
Director Nomination Process
The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. The nominating and corporate governance committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”
Board Membership Criteria
We seek a Board that collectively reflects a diversity of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality) appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. In any formal search for Board of Director candidates, we consider candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity, and in cases where a search firm is retained, the nominating and corporate governance committee directs the search firm to include in its initial slate of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity.
Stockholder Engagement
We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.
Environmental, Social and Corporate Governance
In 2018, we completed our first ESG materiality and prioritization assessment, which identified key environmental, social and governance issues and topics most material to Planet Fitness and informed the development of our ESG strategy, PF Purpose. Our ESG strategy, PF Purpose, is built on our belief that we are positioned to make a positive impact by increasing access to fitness, creating inclusive clubs, cultures and communities, and prioritizing sustainable operations. Underscored by a commitment to responsible and growth-oriented business practices, this strategy serves as the guide for our ESG programs as we aim to create a more judgement free planet where health and wellness is within reach for all.
To ensure our ESG strategy reflects current and emerging trends, we continue to reevaluate our priorities to ensure that we are addressing the issues that matter most to our business and our stakeholders. In 2021, we identified eight highest priority topics, which we track closely throughout the year and report on annually in our ESG Report. In reviewing our 2023 business priorities, stakeholder engagement topics, regulatory environment and industry trends, we determined that the highest priority topics identified in the 2021 assessment are still those most relevant to us.
We are committed to evolving our approach to ESG reporting in a thoughtful and intentional manner, including expanding our impact measurement, enhancing and formalizing our data collection processes and aligning to internationally recognized frameworks and standards. Our 2023 ESG Report will be prepared in alignment with the International Sustainability Standards Board’s SASB standards for the Leisure Facilities industry and in reference to the Global Reporting Initiative (“GRI”) Standards. In our report we will provide an expanded data table that includes key ESG-related metrics that are relevant to our business mapped to SASB and GRI standards, including reporting progress against our diversity, equity and inclusion goals.
Our nominating and corporate governance committee oversees the Company's ESG initiatives and receives regular updates from the Company's ESG & Social Impact team (a team comprised of Planet Fitness employees). The PF Purpose section of the Company’s website contains the 2020 Impact Report and the 2021 and 2022 ESG Reports and will be updated to include the 2023 ESG Report, which we expect to publish in April 2024.

Communications with Directors
Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:
Ratification of Independent Registered Public Accounting Firm
The audit committee of our Board has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2024. We are asking our stockholders to ratify this appointment.
SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.
We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.
KPMG has served as our independent registered public accounting firm since 2012.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2023, the audit committee pre-approved all audit and permitted non-audit services provided by KPMG.
Principal Accountant Fees and Services
The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered for the fiscal years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
Audit Fees(1)	$2,072,868	$2,459,216
Tax Fees(2)	1,643,400	1,473,500
All Other Fees(3)	6,000	6,000
Total	$3,722,268	$3,938,716

(1)Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC and audits and reviews of certain subsidiary financial statements. Audit fees also include the audit of our internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Audit fees also include services related to the debt refinancing transaction completed in February 2022.
(2)Tax fees for 2023 and 2022 include $1,352,000 and $1,100,000, respectively, of professional services rendered for tax compliance, tax return review and preparation and tax payment planning. Tax fees for 2023 and 2022 also include $297,400 and $373,500, respectively, of professional services rendered for tax advice, planning, and other consulting services.
(3)Other fees related to annual subscriptions to KPMG’s Accounting Research online tool and Accounting Disclosure Checklist online tool.
There were no other fees billed by KPMG for services rendered to us, other than the services described above, for fiscal years ended December 31, 2023 and 2022.
The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2024.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The compensation discussion and analysis that follows describes our compensation philosophy, policies and practices, summarizes our compensation programs, and discusses compensation decisions made by the compensation committee under those programs in 2023 with respect to the executive officers who are named in the summary compensation table below (referred to herein as our “named executive officers”). For 2023, our named executive officers are:

Name	Principal Position
Craig Benson	Interim Chief Executive Officer
Thomas Fitzgerald	Chief Financial Officer
Bill Bode	Division President, U.S. Franchise
Jennifer Simmons	Division President, Corporate Clubs
Edward Hymes	Former President & Chief Operating Officer(1)
Christopher Rondeau	Former Chief Executive Officer(2)
(1) The termination of Mr. Hymes’s employment as President & Chief Operating Officer was effective as of May 31, 2023.
(2) The termination of Mr. Rondeau’s employment as Chief Executive Officer was effective as of September 15, 2023.
2023 Accomplishments
Our strong performance in 2023 was marked by surpassing 2,500 locations, adding approximately 1.7 million net new members, ending the year with approximately 18.7 million members, the repurchase of approximately 1.7 million shares of our common stock, and the continued successful execution of our High School Summer Pass program, which generated more than 3 million participants and saw an increase in the rate of membership conversions over the prior year.
The following are some of the key highlights of our financial and operational performance in 2023:

•Total revenue increased from the prior year by 14.4% to $1.1 billion.
•System-wide same store sales increased 8.7%.
•Net income attributable to Planet Fitness, Inc. was $138.3 million, or $1.62 per diluted share, compared to $99.4 million, or $1.18 per diluted share, in the prior year.
•Net income was $147.0 million, compared to $110.5 million in the prior year.
•Adjusted net income(1) increased to $199.0 million, or $2.24 per diluted share(1), compared to $148.5 million, or $1.64 per diluted share(1), in the prior year.
•Adjusted EBITDA(1) increased 19.0% to $435.4 million from $365.8 million in the prior year.
•165 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 2,575 as of December 31, 2023.

(1)
Adjusted net income, Adjusted EBITDA, and Adjusted net income per diluted share are non-GAAP measures. For a discussion of Adjusted net income, Adjusted EBITDA, and Adjusted net income per diluted share, reconciliations of Adjusted net income and Adjusted EBITDA to U.S. GAAP (“GAAP”) net income, and a computation of Adjusted net income per share, diluted, see Appendix A.

We believe the efforts of our named executive officers were critical to our financial and operational achievements in 2023.
2023 and 2024 Executive Transitions

We had significant transitions in leadership in 2023, with Messrs. Rondeau and Hymes terminating employment with the Company and Gov. Benson stepping in as Interim Chief Executive Officer while the Company engages in a comprehensive search for its next Chief Executive Officer. In addition, in February 2024, the Company announced that Mr. Fitzgerald had informed the Company of his intention to retire, effective September 1, 2024.

This year’s executive compensation disclosure reflects these changes in leadership that occurred in 2023. Messrs. Rondeau and Hymes were entitled to receive severance payments and benefits pursuant to, and in accordance with, the Planet Fitness, Inc. Executive Severance & Change in Control Policy (the “Severance Policy”). With a focus on retaining our currently employed named executive officers during these transitions, and ensuring a smooth transition in connection with Mr. Fitzgerald’s retirement, our compensation committee determined to grant retention awards in the form of a cash retention bonus to Mr.

Fitzgerald, payable if he remains employed by us through August 31, 2024, and time-based restricted stock units to Mr. Bode and Ms. Simmons, which vest in two equal installments over two years from the grant date, generally subject to their continued employment through the applicable vesting dates.
Overview of our Executive Compensation Program
Our executive compensation program is designed to closely tie pay to performance, in part through compensating our executives based on the attainment of financial goals that influence the creation of stockholder value and in part through linking compensation with share price. The compensation committee applied the following policies and principles in making its compensation determinations for our named executive officers in fiscal year 2023:

•Base salaries should be consistent with those for similar positions at our peer companies based on peer group data;
•Annual bonuses should be directly connected to company performance and achievement of corporate goals;
•Equity compensation should be used to align the interests of our named executive officers with those of our stockholders;
•Benefits provided to our named executive officers should generally be the same as those provided to our other employees; and
•Total compensation should attract, motivate and retain talented executives in a competitive environment.
The compensation committee, composed of independent directors, oversees and regularly reviews the design, implementation and assessment of executive compensation. This committee is dedicated to implementing compensation practices that attract and retain top talent, motivate exceptional performance, drive long-term stockholder value and uphold strong governance principles.

In 2023, the compensation committee developed the following updated compensation philosophy that will guide compensation determinations for our named executive officers beginning with 2024 compensation:
•Pay For Performance: We link a significant portion of executive compensation, both short and long-term, to the achievement of Company strategic goals and performance metrics that contribute to the Company’s growth and success.
•Competitive and Fair: We determine executive compensation based on external market data and several internal factors such as experience, individual performance, importance of the applicable role to the organization and internal equity.
•Long-Term Focus: We provide a substantial portion of executive compensation in the form of long-term incentives subject to performance objectives and vesting periods to hold our executive team accountable to the Company’s long-term objectives and health of the organization, including our franchisees.
•Alignment with Stockholders: We provide a substantial portion of executive compensation in equity-based incentives that align with the interests of our stockholders. We also maintain stock ownership guidelines to ensure our executives operate with a stockholder mindset.
•Risk Mitigation: We carefully assess our compensation structure to strike a balance between incentivizing our executives and responsible risk management.
•Simple and Transparent: We believe in transparent communication and disclosure of our executive compensation practices to our stockholders. We also believe in providing programs with clear performance measures and line of sight to our team.
We believe that the features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our executive officers and our stockholders, while avoiding the promotion of excessive risk-taking.
Stockholder Outreach
Every year, we conduct an annual vote to approve our executive compensation program on an advisory (non-binding) basis, commonly known as “say-on-pay.” In order to continue to better understand investors’ perspectives on our executive compensation program, our management team continued its efforts on stockholder outreach on this topic throughout 2023.
Although we have generally not received feedback from stockholders on targeted areas of concern, to better align the Company’s long-term incentive plan with the interests of its stockholders, for the Company’s 2023 long-term incentive plan, the compensation committee determined to grant 50% of the annual long-term incentive award to our named executive officers in restricted stock units and 50% in performance share units, significantly increasing the performance-based portion of the long-term incentive plan, compared to the 2022 program, which contained an equal mix of restricted stock units, performance share units and stock options. To further align the long-term incentive plan with our long-term strategy and the interests of the Company’s stockholders, the performance share units granted pursuant to the 2024 long-term incentive plan will have a three-year performance period, increased from one year under the 2022 and 2023 plans. Additionally, we revised our annual cash bonus plan by eliminating the funding pool concept, which also had the effect of eliminating the possibility of reallocating remaining funds in the pool after the initial allocation of the pool. For a summary of the changes to our 2023 executive compensation plan, see “Components of our Executive Compensation Program.”

Process for Determining Executive Compensation
The compensation committee
The compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers and administering our equity compensation plans and awards.
To maintain pay at competitive levels, our compensation committee strives to set base salaries and total compensation (base salary, target annual bonus opportunity and the grant date value of long-term incentive awards) that align with similar positions among our peer companies for the same element of compensation, while also taking into consideration experience, individual performance, importance of the applicable role and internal equity.
For information on the peer companies we use for compensation setting purposes, please see the discussion under “Use of Peer Group and Benchmarking.” To tie executive compensation to performance, short-term incentives are earned based primarily on overall company performance for the year. The compensation committee also considers company performance when determining the size and targets of our long-term incentive awards.
As described below, the compensation committee works with members of management and obtains advice from an external independent compensation consultant when making its compensation decisions; however, the compensation committee remains solely responsible for setting the compensation of our named executive officers.
The role of management
The Chief Executive Officer makes compensation-related recommendations to the compensation committee with respect to the annual base salaries, target bonus opportunities and long-term incentive award grants for the named executive officers (other than himself). No member of the management team, including our Interim Chief Executive Officer, has a role in determining his or her own compensation.
The role of the compensation consultant
Each year, the compensation committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual total compensation of each of our named executive officers. These factors include our performance against our internal strategic, operational and financial goals, an analysis of the appropriate mix of short-term cash and long-term equity compensation and a thorough review of compensation paid at peer companies compared to the compensation we pay our executives officers.
The compensation committee has engaged a compensation consulting firm to provide it with objective analysis, advice and information regarding executive compensation, including competitive market data and compensation recommendations related to our Chief Executive Officer and our other named executive officers, including our Interim Chief Executive Officer in 2023. The compensation committee directly engaged Meridian in 2022 and 2023 to review the peer group used for its 2023 and 2024 compensation determinations to provide an annual review of the Company's executive compensation practices and policies and to provide an overview of market trends and best practices. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the compensation committee determined that Meridian is independent and that the work it performed in 2023 did not raise any conflicts of interest.
Use of peer group and benchmarking
With the assistance of Meridian, the compensation committee developed a list of peer companies and collected and analyzed compensation data of these peer companies, comparing this data with the levels and mix of components of our executive compensation program. In determining the peer group, the compensation committee reviewed publicly traded companies operating primarily under a franchise business model in the hotels, restaurants and leisure or health and wellness industries with similar revenue, system-wide sales and market capitalization to the Company.
After re-evaluating the Company’s peer group in 2022, with the assistance and advice of Meridian, the compensation committee removed Tivity Health, Inc., which was acquired in June 2022 and is no longer a public company. Based on the above selection criteria, the compensation committee developed an updated list of selected peer companies for its 2023 peer group, adding Life Time Group Holdings, Inc. to the peer group. The compensation committee used compensation data from the peer companies as a basis for evaluating base salary and annual bonus target levels, as well as the grant date values and types of long-term incentive awards granted, for the 2023 fiscal year.

2023 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

1Life Healthcare, Inc.	Dine Brands Global, Inc.	Ruth’s Hospitality, Inc.

The Beachbody Company, Inc.	Domino’s Pizza, Inc.	Shake Shack Inc.

Bloomin Brands, Inc.	Driven Brands Holdings Inc.	Texas Roadhouse, Inc.

Brinker International, Inc.	Jack in the Box, Inc.	The Wendy’s Company

The Cheesecake Factory Incorporated	Life Time Group Holdings, Inc.	WW International, Inc.

Choice Hotels International, Inc.	Papa John’s International, Inc.

Denny’s Corporation	Peloton Interactive, Inc.
In August 2023, the compensation committee engaged Meridian to update our peer group for purposes of assisting the compensation committee compensation determinations for 2024. In determining the 2024 peer group, the compensation committee once again reviewed publicly traded companies operating primarily under a franchise business model in the hotels, restaurants and leisure or health and wellness industries with similar revenue, system-wide sales and market capitalization to the Company. Additionally, the committee expanded its review of consumer facing brands in the retail sector. Based on the above selection criteria, the compensation committee developed an updated list of selected peer companies for its 2024 peer group, removing 1Life Healthcare, Inc., The Cheesecake Factory Incorporated and Ruth’s Hospitality Group, Inc. and adding Krispy Kreme, Inc., National Vision Holdings, Inc. Wingstop Inc. and Wyndham Hotels & Resorts, Inc. The compensation committee will use compensation data from the peer group listed below as a basis for evaluating base salary and annual bonus target levels, as well as the grant date values and types of long-term incentive awards granted, for the 2024 fiscal year.

2024 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

The Beachbody Company, Inc.	Driven Brands Holdings, Inc.	Shake Shack, Inc.

Bloomin Brands, Inc.	Jack in the Box, Inc.	Texas Roadhouse, Inc.

Brinker International, Inc.	Krispy Kreme, Inc.	The Wendy’s Company

Choice Hotels International, Inc.	Life Time Group Holdings, Inc.	Wingstop Inc.

Denny’s Corporation	National Vision Holdings, Inc.	WW International, Inc.

Dine Brands Global, Inc.	Papa John’s International, Inc.	Wyndham Hotels & Resorts, Inc.

Domino’s Pizza, Inc.	Peloton Interactive, Inc.

Pay mix
The compensation of our named executive officers for the fiscal year 2023 consisted of the following elements:

Compensation Element	Purpose	Features

Base Salary	To attract, motivate and retain highly skilled executives.	Fixed component of pay to provide financial stability based on responsibilities, experience, individual contributions and peer company data.

Annual Cash Bonuses	To promote and reward the achievement of key short-term strategic and business goals of the Company; for all named executive officers other than Gov. Benson, to motivate and attract executives.	Variable component of pay based on previously established annual company goals and, as determined appropriate by the compensation committee, personal goals.

Long-Term Incentives	To encourage executives to focus on long-term Company performance and increasing stockholder value; to promote retention of executives; to align the interests of our executives with our stockholders.
Equity component of pay that aligns executive interests with those of our stockholders and rewards stockholder value creation over the long term; for 2023, annual grant in the form of 50% restricted stock units that generally vest in equal installments over a three-year period, and 50% performance share units that vest in full on the third anniversary of the grant date, subject to the achievement of certain performance criteria. In 2023 new hire and retention restricted stock units were granted as described below.

Components of our Executive Compensation Program
Base salary
Each of our named executive officers is paid a base salary. The compensation committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role, as valued in the marketplace and within the Company. Base salaries are established based on peer group data, internal pay equity considerations and each named executive officer’s skill set, experience and role and responsibilities. Base salaries are reviewed annually, upon hire or promotion, or following a change in job responsibilities and may be adjusted based on the above-referenced criteria and the recommendations of our Chief Executive Officer or Interim Chief Executive Officer, as applicable, except with regard to his own base salary. The initial base salary of each of Gov. Benson, Messrs. Fitzgerald, Bode, Hymes and Rondeau and Ms. Simmons is set forth in his or her respective employment agreement or offer letter, and has been subsequently adjusted for Messrs. Fitzgerald, Bode and Rondeau and Ms. Simmons by the compensation committee.
Effective February 21, 2023, the compensation committee approved increases to the base salaries of Messrs. Fitzgerald, Bode and Rondeau (of $555,000 to $565,000, $415,000 to $430,000 and $950,000 to $1,000,000 respectively) in order to better align their compensation with similar positions at peer companies within the Company’s peer group. Gov. Benson’s base salary was set at $250,000, effective as of his date of appointment as the Company’s Interim Chief Executive Officer on September 15, 2023. The compensation committee, in consultation with Meridian, determined Gov. Benson’s compensation to be appropriate for his interim role, while also giving consideration to the fact that of his compensation as a director while serving as the Company’s Interim Chief Executive Officer would be suspended.
The base salaries of our named executive officers as of (i) December 31, 2023 for our currently employed named executive officers or (ii) the last day of employment with the Company for Messrs. Hymes and Rondeau were as follows:

•Gov. Benson, $250,000.
•Mr. Fitzgerald, $565,000.
•Mr. Bode, $430,000.
•Ms. Simmons, $400,000.
•Mr. Hymes, $575,000.
•Mr. Rondeau, $1,000,000.

Annual bonus plan
Each of our named executive officers is eligible to earn a cash bonus under our annual bonus plan based on the achievement of key corporate financial and strategic goals and, in some cases, if determined to be appropriate by the compensation committee, the achievement of personal goals. The compensation committee believes this element of compensation is important because it directly ties the compensation paid to our named executive officers with the achievement of key operating and financial goals.
2023 changes to our annual bonus plan
Historically, our annual bonus plan established a payment pool, from which the bonuses for all plan participants were paid, that was funded based on the achievement of an Adjusted EBITDA target established by our compensation committee each year. Once Adjusted EBITDA performance was determined, the funding level of the annual bonus plan was established and the available bonus pool funds were allocated in their entirety to participants in the plan based on the achievement of relevant financial or operational business goals for the full-year performance period and, to the extent available, funds remaining in the pool after the initial allocation were then allocated to all plan participants on a non-discretionary pro-rata basis based on each participant’s target bonus opportunity for the corporate goals portion of their overall target bonus amount.
Beginning with the 2023 fiscal year, the compensation committee approved changes to the design of the annual bonus plan, including eliminating the bonus funding pool, which also had the effect of eliminating the possibility of reallocating remaining funds in the pool after the initial allocation was determined.
2023 annual bonus plan
The specific performance goals under the annual bonus plan are chosen by the compensation committee based on their impact on our profitability. Goals are designated as either “corporate” or “personal”. Corporate goals are financial or operational goals that are influenced or impacted by the activities of the broader organization. Corporate goals are shared among all executives in order to encourage cross-functional collaboration. Personal goals, when appropriate for the role, are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Each performance goal, whether “corporate” or “personal”, has a designated weighting and related payout at threshold, target and maximum levels of achievement.
The compensation committee established the corporate performance goals listed below and established the targets for those goals for our 2023 annual bonus plan, with separate performance goals for our headquarters employees and our corporate store employees. The corporate performance goals for our headquarters employees included goals based on Adjusted EBITDA, system wide same store sales and total franchise store placements. The corporate performance goals for our corporate store employees, including Ms. Simmons, included goals based on corporate store Adjusted EBITDA, corporate store same store sales and corporate store openings. The tables below show the range of possible payment levels based on achievement of the applicable target for each performance metric. Payment levels between threshold and maximum are determined based on additional defined achievement levels. Under the annual bonus plan, if actual achievement is below the threshold performance level for any performance metric, then no payment is made in respect of that performance metric.
For the 2023 annual bonus plan, the compensation committee set applicable targets that were aligned with our annual budget and that the compensation committee believed to be challenging, yet achievable at the time it initially set the goals. By establishing targets that are challenging, the compensation committee believes that the performance of our employees, and therefore our performance, is maximized. By setting targets that were thought to be achievable when established, the compensation committee believes that employees will remain motivated to perform at the high level required to achieve the targets.
The level of potential achievement under the annual bonus plan for 2023 ranged from 0% to 225% of target based on our actual performance relative to the individual targets, with the plan having a threshold of 85% of target, which was the minimum level of performance required for payout under each performance metric. Bonus plan achievement is non-linear based on the percentage of achievement versus target, as shown in the tables below.

2023 Annual Bonus Plan Performance Targets (applicable to Messrs. Fitzgerald and Bode)*
	Weighting (%)	Threshold Performance	Target Performance	Maximum Performance
Adjusted EBITDA ($, in thousands)**	30	368,050	433,000	476,300
Same Store Sales (system wide) (%)	30	7.3	8.4	9.4
Total franchise store placements (#)	20	163	192	211
Personal Goal Objective (as applicable)	20
Payout percentage (%)		25	100	225
* Prior to their termination of employment, 2023 annual bonuses for Messrs. Hymes and Rondeau had been determinable under these metrics.
**For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP net income, see Appendix A.

2023 Annual Bonus Plan Performance Targets (applicable to Ms. Simmons)
	Weighting (%)	Threshold Performance	Target Performance	Maximum Performance
Corporate Store Adjusted EBITDA ($, in thousands)	30	148,221	174,377	191,815
Corporate Store Same Store Sales (%)	30	7.1	8.4	9.2
Corporate Store Openings (#)	20	15	18	20
Personal Goal Objective (as applicable)	20
Payout percentage (%)		25	100	225
* For a discussion of Corporate Store Adjusted EBITDA, see Appendix A.
The target amount of each named executive officer’s annual cash bonus is set as a percentage of his or her base salary. The target amount for each of our named executive officers was determined pursuant to his or her respective employment agreement and for each such named executive officers receiving an annual cash bonus has been subsequently adjusted by the compensation committee. Pursuant to the terms of his offer letter, as amended, Gov. Benson is not eligible to receive an annual bonus.
The target bonus opportunity of each of our named executive officers for 2023 is listed in the table below:

Named Executive Officer	Target Bonus Opportunity (as a percentage of base salary)
Craig Benson(1)	—%
Thomas Fitzgerald	75%
Bill Bode	75%
Jennifer Simmons	70%
Edward Hymes(2)	90%
Christopher Rondeau(3)	120%
(1)    Pursuant to the terms of his offer letter, as amended, Gov. Benson was not eligible to receive bonus compensation for his employment in 2023.
(2)    Pursuant to the terms of the Company’s Severance Policy, described below, Mr. Hymes received a prorated portion of his target annual bonus based on the portion of the year he was employed.
(3)     Pursuant to the terms of the Company’s Severance Policy, described below, Mr. Rondeau received a prorated portion of his target annual bonus based on the portion of the year he was employed.
The actual amount earned by each of Messrs. Fitzgerald and Bode and Ms. Simmons under our 2023 annual bonus plan was determined by the compensation committee based on the level of achievement of the corporate and personal performance goals described above and below, as applicable. Payment to each of these named executive officers under the 2023 annual bonus plan was determined by multiplying the payout percentage for the applicable performance target by its weighting and then multiplying that amount by the named executive officer’s target bonus opportunity. Pursuant to the terms of the Severance Policy, Messrs. Hymes and Rondeau each received a prorated portion of his respective target annual bonus based on the portion of the year he was employed.
Actual achievement of the 2023 corporate performance goals for Messrs. Fitzgerald and Bode was as follows:

Corporate Performance Goal	Weighting	2023 Performance Result	Level of Achievement (as a % of target)	Bonus Earned (as a % of target (as it relates to each weighting))
Adjusted EBITDA ($, in thousands)	30%	435,376	100.5%	105.4%
Same Store Sales (system wide)(%)	30%	8.70	103.0%	130.3%
Total franchise store placements (#)	20%	135	70.3%	—%
* For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP net income, see Appendix A.
Based on the above levels of achievement and the weighting of each applicable corporate performance goal, the cumulative performance level achieved with respect to the corporate performance goals was 93.9%, which resulted in Messrs. Fitzgerald and Bode earning 70.7% of target for 2023.
Actual achievement of the 2023 corporate performance goals for Ms. Simmons was as follows:

Corporate Performance Goal	Weighting	2023 Performance Result	Level of Achievement (as a % of target)	Bonus Earned (as a % of target (as it relates to each weighting))
Corporate Store Adjusted EBITDA ($, in thousands)	30%	176,178	101.0%	110.3%
Corporate Store Same Store Sales (%)	30%	10.14	121.3%	225.0%
Corporate Store Openings (#)	20%	18	100.0%	100.0%
* For a discussion of Corporate Store Adjusted EBITDA, see Appendix A.
Based on the above levels of achievement and the weighting of each applicable corporate performance goal, the cumulative performance level achieved with respect to the corporate performance goals was 108.4%, which resulted in Ms. Simmons earning 120.6% of target for 2023.
The individual performance goals specific to Mr. Fitzgerald included the following strategic and operational goals (collectively weighted 20% of his total bonus opportunity):
•Assume full oversight of Company strategy (34%)
•Closely monitor and adjust the Company’s capital structure and capital allocation as appropriate to account for the dynamic interest rate and economic environment (33%)
•Improve the efficiency and automation of key accounting and other critical cross-functional processes (33%)
The individual performance goals specific to Mr. Bode included the following strategic and operational goals (collectively weighted 20% of his total bonus opportunity):
•Drive membership joins (34%)
•Accelerate domestic growth (33%)
•Execute on special projects to target development opportunities and drive incentives (33%)

The individual performance goals specific to Ms. Simmons included the following strategic and operational goals (collectively weighted 20% of her total bonus opportunity):
•Develop a complete and actionable revitalization plan for target market (50%)
•Test and execute best practices and demonstrate corresponding business performance to influence franchisee behavior and enthusiasm for growth (50%)

Due to his termination of employment in May 2023, Mr. Hymes’s bonus was paid in accordance with the Severance Policy and the compensation committee did not evaluate Mr. Hymes’s performance for 2023. Mr. Rondeau did not have a personal performance goal and due to his termination of employment in September 2023, the compensation committee did not evaluate his performance.

Actual achievement of Mr. Fitzgerald’s 2023 personal performance goals was as follows:

Performance Goal	2023 Performance Result (as a % of Target)	Level of Achievement (as a % of Target)	Bonus Payout (as a % of target (as it relates to each weighting))
Personal performance goals (20%)	100.0%		20.0%
Assume full oversight of Company strategy (34%)		100.0%
Monitor and adjust Company’s capital structure and capital allocation as appropriate (33%)		100.0%
Improve key accounting and other critical cross-functional processes (33%)		100.0%
Corporate performance goals (80%)	93.9%		70.7%
Actual achievement of Mr. Bode’s 2023 personal performance goals was as follows:

Performance Goal	2023 Performance Result (as a % of Target)	Level of Achievement (as a % of Target)	Bonus Payout (as a % of target (as it relates to each weighting))
Personal performance goals (20%)	100.0%		20.0%
Drive membership joins (34%)		100.0%
Accelerate domestic growth (33%)		100.0%
Execute on special projects (33%)		100.0%
Corporate performance goals (80%)	93.9%		70.7%
Actual achievement of Ms. Simmons’ 2023 personal performance goals was as follows:

Performance Goal	2023 Performance Result (as a % of Target)	Level of Achievement (as a % of Target)	Bonus Payout (as a % of target (as it relates to each weighting))
Personal performance goals (20%)	100.0%		20.0%
Develop revitalization plan for target market (50%)		100.0%
Test/execute best practices and demonstrate corresponding business performance (50%)		100.0%
Corporate performance goals (80%)	108.4%		120.6%
Actual achievement of the 2023 corporate and personal performance goals, if applicable, target bonus opportunity and overall payout, as applicable to Gov. Benson, Messrs. Fitzgerald, Bode, Hymes and Rondeau and Ms. Simmons were as follows:

Named Executive Officer	Corporate Performance Goal Achievement (as a % of target)	Personal Performance Goal Achievement (as a % of target)	Overall Bonus Payout (as a % of target)	Target Bonus Opportunity($)	2023 Bonus Payment ($)
Craig Benson(1)	—%	—%	—%	—	—
Thomas Fitzgerald	93.9%	100.0%	90.7%	423,750	384,293
Bill Bode	93.9%	100.0%	90.7%	322,500	292,471
Jennifer Simmons	108.4%	100.0%	140.6%	280,000	393,674
Edward Hymes(2)	—%	—%	100.0%	517,500	201,329
Christopher Rondeau(3)	—%	—%	100.0%	1,200,000	848,219
(1)Pursuant to the terms of his offer letter, as amended, Gov. Benson was not entitled to bonus compensation for his employment in 2023.
(2)Pursuant to the terms of the Severance Policy, Mr. Hymes received a prorated portion of his target annual bonus based on the portion of the year he was employed.

(3)Pursuant to the terms of the Severance Policy, Mr. Rondeau received a prorated portion of his target annual bonus based on the portion of the year he was employed.
Long-term incentive awards
Each of our currently employed named executive officers is eligible to receive equity awards under our long-term incentive program. Our long-term incentive program is designed to promote stock ownership, tie realized compensation to stock price and financial performance and encourage retention of key executives. Our long-term incentive program is a key tool in aligning executive pay with value creation on behalf of stockholders without promoting excessive risk-taking.
2023 changes to long-term incentive awards
To determine the size and component mix of the 2023 long-term incentive awards granted to our named executive officers, the compensation committee considered long-term incentive data from the Company’s peer group, as well as Meridian’s analysis and recommendations. To better align our executive compensation program with the interests of our stockholders, the compensation committee significantly increased the performance-based portion of the annual long-term incentive plan by including 50% performance share units and 50% restricted stock units, compared to the 2022 program, which contained an equal mix of restricted stock units, performance share units and stock options. As described above, the 2023 performance share unit awards are performance-based awards that are eligible to be earned based on achievement of a predetermined adjusted net income per diluted share target goal over a one-year performance period and, to the extent earned, vest in full after three years, generally subject to the named executive officer’s continued employment through the vesting date. The Company grants equity awards to our named executive officers, and other key employees, under the Planet Fitness, Inc. 2015 Omnibus Incentive Plan (as amended, the “2015 Plan”).
The compensation committee granted the following awards to our named executive officers on March 15, 2023:
•Gov. Benson was not employed by us at this time and did not receive any long-term incentive awards for his service as an employee in 2023.
•Mr. Fitzgerald received, a grant of 6,375 restricted stock units of our Class A common stock with a grant date fair value of $480,250 and a grant of 6,375 performance share units of our Class A common stock with a grant date fair value of $480,250 (assuming target performance).
•Mr. Bode received a grant of 2,854 restricted stock units of our Class A common stock with a grant date fair value of $215,000, and a grant of 2,854 performance share units of our Class A common stock with a grant date fair value of $215,000 (assuming target performance).
•Ms. Simmons received a grant of 2,654 restricted stock units of our Class A common stock with a grant date fair value of $200,000, and a grant of 2,654 performance share units of our Class A common stock with a grant date fair value of $200,000 (assuming target performance).
•Mr. Hymes received a grant of 5,724 restricted stock units of our Class A common stock with a grant date fair value of $431,250 and a grant of 5,724 performance share units of our Class A common stock with a grant date fair value of $431,250 (assuming target performance). Upon termination of his employment, pursuant to the terms of the Severance Policy, Mr. Hymes’s time-based equity awards that would have otherwise vested within the 12 months following his termination of employment (including the applicable portion of his 2023 equity awards) remained outstanding and eligible to vest for 12 months following his termination of employment. All other unvested equity awards, including the performance share units granted to Mr. Hymes in 2023, were forfeited for no consideration pursuant to their terms upon his termination of employment.
•Mr. Rondeau received a grant of 24,359 restricted stock units of our Class A common stock with a grant date fair value of $1,835,001 and a grant of 24,359 performance share units of our Class A common stock with a grant date fair value of $1,835,001 (assuming target performance). Upon termination of his employment, pursuant to the terms of the Severance Policy, Mr. Rondeau’s time-based equity awards that would have otherwise vested within the 12 months following his termination of employment (including the applicable portion of his 2023 equity awards) remained outstanding and eligible to vest for 12 months following his termination of employment. The performance share units granted to Mr. Rondeau in 2022, for which the performance period had been completed prior to his termination, remained outstanding and eligible to vest. All other unvested equity awards, including the performance share units granted to Mr. Rondeau in 2023, were forfeited for no consideration pursuant to their terms upon his termination of employment.
The restricted stock units granted to our named executive officers under the 2023 long-term incentive program vest over three years, in three equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. The performance share units granted to our named executive officers in 2023 have a one-year performance period and vest in full on the third anniversary of the grant date subject to achievement of a pre-established adjusted net income per diluted share target for the performance period and generally subject to continued employment through the vesting date. The number of shares of our Class A common stock issuable under the performance share units is determined based on the level at which the goal is achieved and can range from 0% to 200% of the shares subject to the award. The numbers of restricted stock units and performance share units issued are based on the fair market value of a share of our Class A common stock as determined by the closing share price of our Class A common stock on the grant date (assuming target performance, in the case of performance share units).
2023 performance share unit performance results
The performance share units granted in 2023 were earned in 2024 upon the compensation committee’s determination of the achievement of the performance conditions stated in the award and will vest in full on the three-year anniversary of the grant date, generally subject to the named executive officer’s continued employment through the vesting date. The performance metric for these awards was adjusted net income per diluted share over the Company’s fiscal year 2023. The table below sets forth (1) adjusted net income per diluted share goals for performance share units granted in 2023, (2) our actual adjusted net income per diluted share for the performance period ending December 31, 2023, and (3) the percentage of performance share units that were earned based on such performance:

	Threshold (50% of target performance share units earned)($)	Target (100% of target performance share units earned)($)	Maximum (200% of target performance share units earned)($)	Actual performance ($)	% of target performance share units earned
Adjusted net income per share, diluted	1.78	2.23	2.68	2.24	102.2%
* For a discussion of Adjusted net income per share, diluted and a reconciliation of Adjusted net income per share, diluted to GAAP net income per share, diluted, see Appendix A.
Other 2023 cash and equity awards
In addition to the 2023 annual long-term incentive awards granted to our named executive officers described under “2023 changes to long-term incentive awards”, the compensation committee granted the following incentive awards to Messrs. Hymes, Fitzgerald and Bode and Ms. Simmons in 2023:

•On January 9, 2023, in connection with the commencement of his employment, Mr. Hymes received a sign-on bonus in the amount of $300,000 and a grant of 6,677 restricted stock units of our Class A common stock of with a grant date fair value of $550,000. Because Mr. Hymes’s acceptance of the Company’s offer of employment as the Company’s President & Chief Operating Officer resulted in the forfeiture of certain compensation from his prior employer, the compensation committee determined to grant these awards to Mr. Hymes as an incentive to accept our offer of employment and offset the loss of his forfeited compensation. This restricted stock unit grant vests over three years, in three equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. Upon termination of his employment, pursuant to the terms of the Severance Policy, Mr. Hymes’s time-based equity awards that would have otherwise vested within the 12 months following his termination of employment (including the applicable portion of his new hire award) remained outstanding and eligible to vest for 12 months following his termination of employment.
•In November 2023, in order to secure Mr. Fitzgerald’s services and ensure a smooth transition, Mr. Fitzgerald entered into a retention bonus agreement with the Company, pursuant to which he is eligible to earn a one-time cash bonus of $500,000 if he remains employed with the Company through August 31, 2024.
•On December 4, 2023, Mr. Bode received a grant of 9,281 restricted stock units of our Class A common stock of with a grant date fair value of $645,000 and Ms. Simmons received a grant of 8,634 restricted stock units of our Class A common stock of with a grant date fair value of $600,000. The compensation committee determined to grant these awards to Mr. Bode and Ms. Simmons to encourage their retention in light of the executive transitions occurring during 2023. These restricted stock unit grants vest over two years, in two equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date.

Stock ownership guidelines
Pursuant to our stock ownership guidelines for our non-employee directors and senior executive officers, (i) our chief executive officer is required to acquire and own stock or stock equivalents in an amount equal to five times his or her annual base salary and (ii) all other senior executive officers are required to acquire and own stock or stock equivalents in an amount equal to three times their annual base salary. Until the required ownership level is reached, senior executive officers are required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.
As of December 31, 2023, of our senior executive officers, only Gov. Benson had met his applicable stock ownership requirement under these guidelines. The guidelines applicable to our non-employee directors are discussed in more detail under “Director Compensation” below.
Retirement plans
All of our currently employed named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer a portion of their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to a maximum of 4% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.
Employee benefits and perquisites
All of our full-time employees, including our currently employed named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our currently employed named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers. We also provide certain of our named executive officers, and other key employees, with certain additional limited benefits including tax equalization payments made to those of our named executive officers who are treated as partners rather than employees for U.S. tax purposes to offset self-employment and other additional taxes incurred as a result of such treatment, reimbursement of fees related to accounting services, relocation and temporary housing expenses, as applicable. The value of these benefits, to the extent provided to a named executive officer, is included in the “All Other Compensation” column of the summary compensation table below.
Change in Control and Termination Benefits
Each employment agreement or offer of employment, other than our offer letter with Gov. Benson, and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”
In addition, effective as of July 1, 2021, the Company adopted the Severance Policy, which entitles executive officers and other key employees to certain severance payments and benefits in the event of certain involuntary terminations, including enhanced severance payments and benefits in the event of certain involuntary terminations occurring on or within a specified time period following a change in control of the Company. Payments and benefits under the Severance Policy will be reduced by the amount of any severance or similar payments or benefits owed to an executive officer under an employment agreement or other arrangement with us and are subject to the executive officer’s compliance with certain non-competition and other restrictive covenants, and the other terms and conditions of the Severance Policy. The material terms of the Severance Policy are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.
The compensation committee considers these severance and change in control benefits to be an important part of our executive compensation program and believes that they are consistent with competitive market practice. The compensation committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, the compensation committee believes these severance benefits provide our executive officers with a reasonable range of income protection in the event of an involuntary termination, support our executive retention goals and encourage the independence and objectivity of our executive officers in considering potential change-in-control transactions that may result in job loss to them. These arrangements also allow the Company to protect its interests through corresponding confidentiality, non-competition and other restrictive covenants in the event of an executive officer’s termination of employment.

Other Compensation-Related Matters
Clawbacks; insider trading policy
Effective as of February 22, 2019, the Company adopted an Executive Compensation Recoupment Policy, or “clawback” policy, which is administered and enforced by the compensation committee, and applies to any cash or equity-based bonus or other cash or equity-based incentive granted by the Company to any of our executive officers. In the event of a restatement of the Company’s financial results due to material noncompliance with financial reporting requirements under the securities laws, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation paid or awarded by the Company to any current or former employee who is, or was, an “officer” of the Company for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (each, an “Executive Officer”), the compensation committee may, in its discretion, seek reimbursement of any such compensation awarded or paid to the Executive Officer or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to the Executive Officer under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to an Executive Officer, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the compensation committee will determine, in its sole discretion, the amount, if any, by which the payment or award should be reduced or reimbursed. The compensation committee has sole discretion under the policy to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants.
As a result of the SEC’s final clawback rule adopted in October 2022, the Company adopted a second clawback policy in compliance with applicable rules and regulations of the SEC and NYSE listing requirements (the “2023 Clawback Policy”). The 2023 Clawback Policy provides that, in the event of an accounting restatement (within the meaning of the 2023 Clawback Policy), the Company shall promptly seek recoupment of any cash-based and equity-based incentive compensation, bonuses, and awards received by any covered executive (i.e. any current or former Section 16 officer who served during the performance period applicable to the restatement) that were based, wholly or in part, upon the attainment of a financial reporting measure, subject to limited exceptions to the extent permitted by NYSE listing standards. Incentive compensation subject to recoupment under the 2023 Clawback Policy generally includes the excess of the amount of incentive-based compensation received by any Covered Executive during the three completed fiscal years immediately preceding the accounting restatement over the amount of incentive-based compensation that would have been received by the covered executive had such compensation been determined based on restated amounts in the restatement. A copy of the 2023 Clawback Policy is available on our website at http://investor.planetfitness.com and is filed as an exhibit to our Form 10-K. There will be no duplication of recoupment under the policies.
The Company also has an insider trading policy, which prohibits any hedging, short sales and pledging transactions with respect to the Company’s securities by directors, officers and all employees.
Compensation risk assessment
During 2023, the compensation committee, in consultation with Meridian, assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis that appears above be included in this Proxy Statement.

Respectfully submitted, THE COMPENSATION COMMITTEE Enshalla Anderson, Chair Stephen Spinelli, Jr. Cammie Dunaway Christopher Tanco

Summary Compensation Table
The following table sets forth information concerning the compensation earned by, awarded or paid to our named executive officers for fiscal 2023, 2022 and 2021, as applicable to the named executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Craig Benson(6)	2023	63,462	—	115,000	—	—	54,312	232,774
Interim Chief Executive Officer

Thomas Fitzgerald	2023	563,077	—	960,500	—	384,293	13,200	1,921,070
Chief Financial Officer	2022	549,231	—	555,000	277,500	419,899	12,200	1,813,830
	2021	493,269	—	328,778	363,618	608,000	11,600	1,805,265

Bill Bode	2023	427,116	—	1,075,000	—	292,471	13,200	1,807,787
Division President, US Franchise	2022	380,193	—	246,666	123,333	251,939	6,600	1,008,731
	2021	358,077	70,000	237,274	261,140	433,913	9,815	1,370,219

Jennifer Simmons(7)	2023	400,000	—	1,000,000	—	393,674	164,330	1,958,004
Division President, Corporate Clubs	2022	324,616	—	160,000	80,000	135,512	20,766	720,894

Edward Hymes(8)	2023	232,212	300,000	1,412,500	—	201,329	664,575	2,810,616
Former President and Chief Operating Officer

Christopher Rondeau(9)	2023	759,616	—	3,670,001	—	848,219	413,677	5,691,513
Former Chief Executive Officer	2022	940,385	—	2,324,334	1,162,167	1,119,018	99,043	5,644,947
	2021	900,000	—	2,690,656	3,119,155	2,512,402	49,836	9,272,049
(1)For Mr. Bode, the amount represents a one-time discretionary cash payment made to certain of the Company’s employees, in recognition of their extraordinary contributions to the Company in 2020 while the Company was adjusting to the COVID-19 pandemic. For Mr. Hymes, the amount represents a one-time sign on bonus granted on his hire date.
(2)Amounts represent the aggregate grant date fair value of restricted stock unit and performance share unit awards, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for these awards are discussed in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2023, 2022 and 2021. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. With respect to performance share units, which were granted to our named executive officers in 2023, the aggregate grant date fair value reported in the table above was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. The aggregate grant date fair value of the performance share unit awards granted in 2023, if maximum performance levels were achieved, would be $960,500, $430,000, $400,000, $862,500, and $3,670,001 for Mr. Fitzgerald, Mr. Bode, Ms. Simmons, Mr. Hymes and Mr. Rondeau, respectively. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(3)Amounts represent the aggregate grant date fair value of stock option awards, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for stock option grants are discussed in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2022 and 2021. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(4)Amounts represent annual bonuses earned by our named executive officers under our annual bonus plan for the relevant year. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan.”
(5)Amounts shown in the “All Other Compensation” column for 2023 include the items set forth in the table below, as applicable to each named executive officer.
(6)Gov. Benson began serving as an executive officer in September 2023. The amounts for Gov. Benson reflect the salary payments received for his service as Interim Chief Executive Officer beginning in September 2023 and the restricted stock unit grant and cash retainer received for his service as a director on the Board. See “Director Compensation” for a description of our non-employee director compensation program.
(7)Ms. Simmons joined the Company in 2013, but did not serve as an executive officer prior to 2022.
(8)The termination of Mr. Hymes’s employment as President and Chief Operating Officer was effective as of May 31, 2023.
(9)The termination of Mr. Rondeau’s employment as Chief Executive Officer was effective as of September 15, 2023.

All Other Compensation
Name	401(K) Company Match Contributions ($)(1)	Tax Equalization Payments ($)(2)	Severance Payments ($)(3)	Payment of Accrued Vacation Time ($)(4)	Payment of Relocation & Temporary Housing Expenses ($)(5)	Medical Premium Payment ($)(6)	Director Fees ($)(7)	Total ($)
Craig Benson	—	4,855	—	—	—	—	49,457	54,312
Thomas Fitzgerald	13,200	—	—	—	—	—	—	13,200
Bill Bode	13,200	—	—	—	—	—	—	13,200
Jennifer Simmons	13,001	—	—	—	151,329	—	—	164,330
Edward Hymes	3,763	—	464,423	18,732	158,000	19,657	—	664,575
Christopher Rondeau	13,200	62,131	230,769	75,500	—	11,534	20,543	413,677
(1)Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)Represents certain tax equalization payments made to certain named executive officers to offset self-employment and other additional taxes incurred with respect to 2023 compensation as a result of their being treated as partners rather than employees for U.S. tax purposes.
(3)Represents cash severance paid to Messrs. Hymes and Rondeau pursuant to the terms of the Severance Policy.
(4)Represents the payment of accrued but unused vacation time to Messrs. Hymes and Rondeau in connection with their termination of employment.
(5)Represents reimbursement of relocation and temporary housing expenses incurred in connection with Ms. Simmons’ relocation to the Orlando, Florida area in connection with her promotion to Division President, Corporate Clubs and a relocation bonus and temporary housing expenses in connection with Mr. Hymes’s, relocation to the Hampton, New Hampshire area in connection with the commencement of his employment.
(6)Represents a payment equal to the Company’s monthly portion of the premium for Messrs. Hymes’s and Rondeau’s medical benefits multiplied by 12, pursuant to the Severance Policy.
(7)Represents cash retainers paid to Gov. Benson for his service as a director on the Board prior to his appointment as our Interim Chief Executive Officer in September 2023 and to Mr. Rondeau for his service as a director on the Board following the termination of his employment in September 2023. Pursuant to the terms of our non-employee director compensation program, Mr. Rondeau elected to receive shares of Class A common stock in lieu of his annual cash retainer in 2023.

Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards made to each of our named executive officers during our 2023 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Craig	5/1/2023							1,383		115,000
Benson(6)
Thomas	3/15/2023	105,938	423,750	953,438
Fitzgerald	3/15/2023				3,187	6,375	12,750			480,250
	3/15/2023							6,375		480,250
Bill	3/15/2023	80,625	322,500	725,625
Bode	3/15/2023				1,427	2,854	5,708			215,000
	3/15/2023							2,854		215,000
	12/4/2023							9,281		645,000
Jennifer	3/15/2023	70,000	280,000	630,000
Simmons	3/15/2023				1,327	2,654	5,308			200,000
	3/15/2023							2,654		200,000
	12/4/2023							8,634		600,000
Edward	3/15/2023	129,375	517,500	1,164,375
Hymes(7)	3/15/2023				2,862	5,724	11,448			431,250
	1/9/2023							6,677		550,000
	3/15/2023							5,724		431,250
Christopher	3/15/2023	300,000	1,200,000	2,700,000
Rondeau(8)	3/15/2023				12,179	24,359	48,718			1,835,001
	3/15/2023							24,359		1,835,001
	10/2/2023							63	(9)	3,043
(1)Represents annual cash bonus opportunities granted under our annual bonus plan. As described in our “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan” above, each named executive officer, other than Gov. Benson, was eligible to receive a target annual bonus equal to a percentage of his or her annual base salary.
(2)Under the 2023 annual bonus plan, amounts shown in the “Threshold” column represent 25% of the named executive officer’s target bonus amount and amounts shown in the “Maximum” column represent 225% of the named executive officers’ target bonus amount. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan”.
(3)Represents threshold, target and maximum potential future payouts under the performance share units granted to our named executive officers in 2023. The performance share units have a one-year performance period ending December 31, 2023 and vest in full, if at all, on the third anniversary of the grant date subject to achievement of pre-established performance metrics over the performance period and generally subject to the named executive officer’s continued employment through the vesting date. In March 2024, the performance share unit awards were determined to be earned as to 102.2% of target based on actual performance and will vest on the third anniversary of the grant date generally subject to the named executive officer’s continued employment through the vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(4)Represents restricted stock units granted to our named executive officers in 2023. The restricted stock units granted to Gov. Benson were granted in respect of his service as a director on the Board and vest in full on the first anniversary of the grant date, generally subject to his continued service as a director on the Board through the vesting date. The restricted stock units granted to our named executive officers, other than Gov. Benson, vest over three years, in three equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(5)With respect to restricted stock units granted to each of our named executive officers, reflects the grant date fair value of the equity awards granted in 2023 determined in accordance with FASB ASC Topic 718. See footnote (2) to the “Summary Compensation Table.” With respect to performance share units for each of our named executive officers, reflects the grant date fair value determined in accordance with FASB ASC Topic 718 and based on the probable outcome of the performance conditions associated with such awards at the date of grant.
(6)Pursuant to the terms of his offer letter, as amended, Gov. Benson was not eligible to receive a bonus or any equity awards for his service as Interim Chief Executive Officer in 2023.
(7)Pursuant to the terms of the Severance Policy, Mr. Hymes received payment of a prorated portion of his target annual cash bonus based on the portion of the year he was employed. In addition, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment remained outstanding and eligible to vest for 12 months following his termination of employment. All other unvested equity awards, including the performance share units granted to Mr. Hymes in 2023, were forfeited for no consideration pursuant to their terms upon his termination of employment.
(8)Pursuant to the terms of the Severance Policy, Mr. Rondeau received payment of a prorated portion of his target annual cash bonus based on the portion of the year he was employed. In addition, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment, including the performance share units granted in 2022 that had vested based on performance and were only subject to time-based vesting, remained outstanding and eligible to vest for 12 months following his termination of employment. All other unvested equity awards, including the performance share units granted to Mr. Rondeau in 2023, were forfeited for no consideration pursuant to their terms upon his termination of employment.
(9)Represents shares of Class A common stock received by Mr. Rondeau in lieu of his annual cash retainer in 2023. The shares of Class A common stock issued in respect of the remainder of his 2023 cash retainer were issued on January 1, 2024.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment agreements
Each of our currently employed named executive officers is party to an employment agreement or offer letter with us. The material terms of the agreements are as follows:
Base salaries, performance bonus opportunities and other benefits
Pursuant to his offer letter, as amended, Gov. Benson was entitled to an initial annual base salary of $250,000 in 2023. Gov. Benson is not eligible to earn an annual cash bonus or to receive any special or long-term incentive awards under the terms of his offer letter, as amended.
Pursuant to his employment agreement, Mr. Fitzgerald was entitled to an initial annual base salary, which has subsequently been increased, most recently to $565,000 in 2023. Mr. Fitzgerald is also eligible to earn an annual cash bonus, with a target of 75% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. In November 2023, Mr. Fitzgerald entered into a retention bonus agreement with the Company, pursuant to which he is eligible to earn a one-time cash bonus of $500,000 if he remains employed with the Company through August 31, 2024.
Pursuant to his employment agreement, Mr. Bode was entitled to an initial annual base salary, which has subsequently been increased, most recently to $430,000 in 2023. Mr. Bode is also eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 75% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to her employment agreement, Ms. Simmons was entitled to an initial annual base salary, which has subsequently been increased, most recently to $400,000 in 2022. Ms. Simmons is also eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 70% of her annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. Ms. Simmons was also entitled to temporary housing assistance of $6,500 per month for 12 months starting in November 2022.
Gov. Benson, Messrs. Fitzgerald and Bode and Ms. Simmons may also be entitled to payments and benefits upon certain terminations of employment under the Severance Policy, which are described below under “—Potential Payments Upon Termination or Change in Control.”

Termination of Mr. Hymes
Prior to his termination of employment, Mr. Hymes had been party to an employment agreement with us, pursuant to which he was entitled to an annual base salary of $575,000 in 2023. Mr. Hymes was also eligible to earn an annual cash bonus, with a target of 90% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. Mr. Hymes was also entitled to a bonus to be used to assist with his relocation in the amount of $125,000 and to temporary housing assistance of $6,500 for six months from his start date.
In connection with his termination of employment on May 31, 2023, we entered into a separation agreement with Mr. Hymes, pursuant to which he has or will receive the following payments and benefits in accordance with the terms of the Severance Policy: (i) base salary severance of $862,500, payable as salary continuation in accordance with the Company’s normal payroll practices, (ii) an amount equal to $201,329, representing his target annual cash bonus prorated to reflect the portion of the year he was employed, (iii) an amount equal to $19,657 as a lump sum cash payment, representing the Company’s monthly portion of the premium for his medical benefits multiplied by 12, (iv) an amount equal to $18,732, representing earned but unused vacation time, and (v) a value of $264,264, representing the continued vesting of certain equity awards based on the closing price per share of our Class A common stock as reported on the NYSE as of the date his employment terminated, which was $63.94 per share, with total severance payments and benefits of $1,366,482. Pursuant to Mr. Hymes’s separation agreement, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment remained outstanding and eligible to vest for 12 months following his termination of employment, with other unvested incentive equity awards granted by the Company (including performance-based awards) forfeited without consideration. In accordance with the separation agreement, Mr. Hymes signed a release of claims in favor of the Company and continues to be bound by certain post-termination restrictive covenants in favor of the Company pursuant to the Severance Policy.
Termination of Mr. Rondeau
Prior to his termination of employment, Mr. Rondeau had been party to an employment agreement with us, pursuant to which he was entitled to an initial annual base salary, which had subsequently been increased, most recently to $1,000,000 in 2023. Mr. Rondeau was also eligible to earn an annual cash bonus, with a target of 120% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. In connection with his termination of employment on September 15, 2023, we entered into a separation agreement with Mr. Rondeau, pursuant to which he has or will receive the following payments and benefits in accordance with the terms of the Severance Policy: (i) base salary severance of $2,000,000, payable as salary continuation in accordance with the Company’s normal payroll practices, (ii) an amount equal to $848,219, representing his target annual cash bonus prorated to reflect the portion of the year he was employed, (iii) an amount equal to $11,534 as a lump sum cash payment, representing the Company’s monthly portion of the premium for his medical benefits multiplied by 12, (iv) an amount equal to $75,500, representing earned but unused vacation time, and (v) a value of $3,164,951, representing the continued vesting of certain equity awards based on the closing price per share of our Class A common stock as reported on the NYSE as of the date his employment terminated, which was $50.29 per share, with total severance payments and benefits of $6,100,204. Pursuant to Mr. Rondeau’s separation agreement, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment, including the performance share units granted in 2022 that had vested based on performance and were only subject to time-based vesting, remained outstanding and eligible to vest for 12 months following his termination of employment, and all other unvested incentive equity awards granted by the Company (including his 2023 performance-based awards) forfeited without consideration. In accordance with the separation agreement, Mr. Rondeau signed a release of claims in favor of the Company and continues to be bound by certain post-termination restrictive covenants in favor of the Company pursuant to the Severance Policy.

Outstanding Equity Awards at 2023 Year-end
The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2023.

		Option Awards				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Craig	5/1/2023	—	—	—	—	1,383	(4)	100,959
Benson
Thomas	1/6/2020	4,726	1,576	75.04	1/6/2030
Fitzgerald	3/19/2021	4,846	4,847	78.35	3/19/2031
	3/15/2022	1,638	4,916	83.04	3/15/2032
	1/6/2020					500	(5)	36,500
	3/19/2021					2,098	(5)	153,154
	3/15/2022					2,506	(5)	182,938
	3/15/2023					6,375	(6)	465,375
	3/15/2022					2,859	(7)	208,707
	3/15/2023					6,515	(7)	475,595
Bill	10/11/2016	9,863	—	19.81	10/11/2026
Bode	3/31/2017	16,335	—	19.27	3/31/2027
	4/2/2018	5,185	—	36.42	4/2/2028
	4/9/2019	2,086	—	70.44	4/9/2029
	3/6/2020	1,680	561	64.35	3/6/2030
	3/19/2021	3,480	3,481	78.35	3/19/2031
	3/15/2022	728	2,185	83.04	3/15/2032
	3/6/2020					195	(5)	14,235
	3/19/2021					1,514	(5)	110,522
	3/15/2022					1,114	(5)	81,322
	3/15/2023					2,854	(6)	208,342
	12/4/2023					9,281	(8)	677,513
	3/15/2022					1,271	(7)	92,783
	3/15/2023					2,916	(7)	212,868
Jennifer	3/31/2017	1,486	—	19.27	3/31/2027
Simmons	4/2/2018	811	—	36.42	4/2/2028
	4/9/2019	690	—	70.44	4/9/2029
	3/6/2020	1,401	467	64.35	3/6/2030
	3/19/2021	1,571	1,571	78.35	3/19/2031
	3/15/2022	472	1,417	83.04	3/15/2032
	3/6/2020					162	(5)	11,826
	3/19/2021					665	(5)	48,545
	3/15/2022					723	(5)	52,779
	3/15/2023					2,654	(6)	193,742
	12/4/2023					8,634	(8)	630,282
	3/15/2022					824	(7)	60,152
	3/15/2023					2,712	(7)	197,976
Edward	1/9/2023					2,225	(5)	162,425
Hymes(9)	3/15/2023					1,908	(6)	139,284

		Option Awards				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Christopher	5/16/2016	85,000	—	17.08	9/14/2024
Rondeau(10)	5/4/2017	137,127	—	21.01	9/14/2024
	4/2/2018	52,350	—	36.42	9/14/2024
	4/9/2019	25,087	—	70.44	9/14/2024
	3/6/2020	33,593	11,198	64.35	9/14/2024
	3/19/2021	41,574	20,787	78.35	9/14/2024
	3/15/2022	6,862	6,863	83.04	9/14/2024
	3/6/2020					3,881	(5)	283,313
	3/19/2021					8,586	(5)	626,778
	3/15/2022					3,499	(5)	255,427
	3/15/2023					8,120	(6)	592,760
	3/15/2022					11,973	(7)	874,029
(1)Stock options are subject to time-based vesting and vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date.
(2)In each case, the exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(3)In each case, the market value is based on the closing price of $73.00 per share of our Class A common stock as of December 29, 2023, the last trading day of 2023, as reported on the NYSE.
(4)Represents restricted stock units granted to Gov. Benson in respect of his service as a director prior to his appointment as Interim Chief Executive Officer that are subject to time-based vesting and vest on the first anniversary of the grant date, generally subject to Gov. Benson’s continued service as a director on the Board through the applicable vesting date.
(5)Represents restricted stock units that are subject to time-based vesting and vest over four years, in four equal installments, beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date.
(6)Represents restricted stock units that are subject to time-based vesting and vest over three years, in three equal installments, beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(7)Represents performance share units granted in 2022 and 2023 that have a one-year performance period ending on December 31, 2022 and December 31, 2023, respectively, and vest in full, if at all, on the third anniversary of the grant date subject to achievement of pre-established performance metrics and generally subject to the named executive officer’s continued employment through the vesting date. The number of performance share units reported is the number of units that were earned based on performance (85.6% of target for 2022 and 102.2% of target for 2023). For a detailed description of the vesting terms of the 2023 performance share units, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(8)Represents restricted stock units that are subject to time-based vesting and vest over two years, in two equal installments, beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(9)Represents restricted stock unit awards that remained outstanding as of December 31, 2023 subsequent to Mr. Hymes’s termination of employment. As described above, in connection with Mr. Hymes’s termination of employment, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment remained outstanding and eligible to vest for 12 months following his termination of employment, with other unvested incentive equity awards granted by the Company (including his 2023 performance-based awards) forfeited without consideration.
(10)Represents option awards and restricted stock unit awards that remained outstanding as of December 31, 2023 subsequent to Mr. Rondeau’s termination of employment. As described above, in connection with Mr. Rondeau’s termination of employment, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment, including the performance share units granted in 2022 that had vested based on performance and were only subject to time-based vesting, remained outstanding and eligible to vest for 12 months following his termination of employment, and all other unvested incentive equity awards granted by the Company (including 2023 performance-based awards) forfeited without consideration.
Option Exercises and Stock Vested
The following table shows information regarding the vesting of stock awards held by our named executive officers during our 2023 fiscal year. None of our named executive officers exercised any stock options during our 2023 fiscal year.

	Stock awards
Name	Number of shares realized on vesting (#)	Value realized on vesting ($)(1)
Craig Benson(2)	1,129	92,070
Thomas Fitzgerald	2,383	180,357
Bill Bode	1,494	112,905
Jennifer Simmons	791	60,238
Edward Hymes	—	—
Christopher Rondeau	18,778	1,428,410
(1)Reflects the value of restricted stock units that vested in 2023, based on the closing price of our Class A common stock as reported on the NYSE on the vesting date.
(2)Reflects the value of restricted stock units granted to Gov. Benson in respect of his service as a director on the Board prior to his appointment as Interim Chief Executive Officer. Pursuant to the terms of his offer letter, as amended, Gov. Benson was not eligible to receive any equity awards for his service as an employee in 2023.
Pension Benefits and Nonqualified Deferred Compensation
None of our named executive officers participated in or received benefits from a pension plan or from a non-qualified deferred compensation plan during our 2023 fiscal year or prior years.
Potential Payments Upon Termination or Change in Control
Executive Severance & Change in Control Policy
Each of our currently employed named executive officers, other than Gov. Benson, is eligible to participate in the Severance Policy. Receipt and retention of any payments or benefits under the Severance Policy is conditioned upon the named executive officer’s timely and effective execution of a separation agreement containing a release of claims in favor of us, and continued compliance with the non-competition, non-solicitation and confidentiality obligations contained in the Severance Policy and in any other agreement with us.
Under the Severance Policy, an “involuntary termination” is any termination of employment by us other than for cause (as defined in the Severance Policy) or by the named executive officer for good reason (as defined in the Severance Policy), and excludes any termination of employment by reason of death or disability. In advance of the effective date of the Severance Policy, each of our named executive officers entered into a letter agreement with us acknowledging that the terms of the Severance Policy superseded any and all terms in their respective employment agreements that are otherwise covered by the Severance Policy, and that in no event would the named executive officer receive duplicate benefits. Any provisions in employment agreements with our named executive officers not addressed in the Severance Policy remain in full force and effect.
In the event of a named executive officer’s involuntary termination that does not occur upon or within 24 months following a change in control (as defined in the Severance Policy), the Severance Policy provides for the following payments and benefits:
a.base salary continuation (for each of Messrs. Fitzgerald and Bode and Ms. Simmons, in an amount equal to 100% of his or her base salary, payable as base salary continuation);

b.a lump sum cash payment equal to a pro-rated portion of the named executive officer’s target annual cash bonus for the calendar year in which the involuntary termination occurs;
c.if the named executive officer is enrolled in a benefit plan sponsored by us, a lump sum cash payment equal to our monthly portion of the premium for such enrollment multiplied by 12; and
d.the named executive officer’s time-based equity awards that would have otherwise vested within the 12 months following his or her termination of employment will remain outstanding and eligible to vest for 12 months following his or her termination of employment, with other unvested incentive equity awards granted by the Company forfeited without consideration, except that, with respect to any performance-based equity awards for which the performance period has concluded at the time of the involuntary termination but that have not yet been paid, the named executive officer will retain the right to be paid in accordance with the terms of any such awards.
In the event of a named executive officer’s involuntary termination that occurs upon or within 24 months following a change in control, the Severance Policy provides for the following payments and benefits:
a.a lump sum cash payment equal to a multiple of base salary (for each of Messrs. Fitzgerald and Bode and Ms. Simmons, 150%);
b.a lump sum cash payment equal to 100% of the named executive officer’s target annual cash bonus for the calendar year in which the change in control occurs;
c.if the named executive officer is enrolled in a benefit plan sponsored by us, a lump sum cash payment equal to our monthly portion of the premium for such enrollment multiplied by 12; and
d.immediate vesting of all unvested time-based and performance-based equity awards, with performance-based equity awards vesting at target, except that, with respect to any performance-based equity awards for which the performance period has concluded at the time of the involuntary termination but that have not yet been paid, the named executive officer will retain the right to be paid in accordance with the terms of any such awards.
The Severance Policy provides for a Section 280G “better of provision” such that payments or benefits that each of our named executive officers receives in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after tax payment amount for such named executive officer than if he or she had been paid the full amount of such payments or benefits, with such amount subject to the excise tax.
The severance payments and other benefits described above under the Severance Policy will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us that are not otherwise superseded by the Severance Policy.
Employment Agreement with Mr. Fitzgerald
Under Mr. Fitzgerald’s employment agreement, if he experiences an involuntary termination of employment, for a reason other than cause, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in our group health insurance plans, for a period of 12 months following such termination of employment, subject to his timely and effective execution of a separation agreement provided by us, containing a release of claims and other customary terms, and continued compliance with the restrictive covenants contained in his agreement, described below.
As discussed above under “—Executive Severance & Change in Control Policy”, Mr. Fitzgerald will not be provided with severance payments or benefits in excess of the amounts provided under the Severance Policy, to the extent the Severance Policy is applicable to the termination of his employment.
Equity Awards
Pursuant to the stock option, performance share unit and restricted stock unit award agreements under the 2015 Plan, upon termination of employment, any unvested stock options, performance share units or restricted stock units then held by our named executive officers will be immediately forfeited, and if employment is terminated for cause or under circumstances that would have constituted termination for cause, any vested stock options will also be forfeited immediately. If employment is terminated due to death or disability, any vested stock options will remain exercisable until the earlier of one year following termination or the original term of the option. If employment is terminated for other reasons, any vested stock options will remain exercisable until the earlier of three months following termination or, if earlier, until the end of the original term of the option.
Pursuant to the terms of the Severance Policy, our named executive officers may be entitled to additional and/or accelerated vesting of equity awards in the event of certain involuntary terminations of employment, as described above.

Restrictive covenants
Receipt and retention of benefits under the Severance Policy is conditioned on the named executive officer’s compliance with covenants not to compete with us or to solicit our franchisees, employees or other service providers during employment and for the duration of the applicable “severance period” following termination of employment. Under the Severance Policy, the “severance period” is the number of months equal to 12 times the percentage of base salary the named executive officer is eligible to receive in the event of an involuntary termination (whether payable as salary continuation or in a lump sum). For example, an entitlement to 300% of base salary would result in a severance period of 36 months. The Severance Policy also includes covenants relating to confidentiality and non-disparagement.
Pursuant to his or her respective employment agreement, Messrs. Fitzgerald and Bode and Ms. Simmons are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for one year following termination of employment.
Estimated severance payments
The payments and benefits received by Mr. Hymes in connection with his termination of employment are described above under “Termination of Mr. Hymes” and the payments and benefits received by Mr. Rondeau in connection with his termination of employment are described above under “Termination of Mr. Rondeau.”
The following table sets forth the estimated dollar value of the payments and benefits that would have become payable to each of our currently employed named executive officers in each of the potential termination scenarios, assuming the applicable triggering event had occurred on December 31, 2023. The calculations of the value of the equity awards use the closing price per share of our Class A common stock as reported on the NYSE as of December 29, 2023, the last trading day of 2023, which was $73.00 per share.

Named Executive Officer	Executive Payments and Benefits Upon Separation	Involuntary Termination without Cause or Termination by Executive for Good Reason Without Change in Control ($)(1)	Involuntary Termination without Cause or Termination by Executive for Good Reason With Change in Control ($)(2)
Craig Benson(3)	Severance	—	—
	Equity Awards	—	—
	Health Benefits	—	—
	Total	—	—
Thomas Fitzgerald	Severance	988,750	1,271,251
	Equity Awards	740,768	2,350,016
	Health Benefits	13,737	13,737
	Total	1,743,255	3,635,004
Bill Bode	Severance	752,500	967,501
	Equity Awards	725,985	1,852,156
	Health Benefits	19,739	19,739
	Total	1,498,224	2,839,396
Jennifer Simmons	Severance	680,000	880,000
	Equity Awards	559,326	1,447,517
	Health Benefits	67	67
	Total	1,239,393	2,327,584
(1)Represents the cash amount payable or the value of accelerated vesting, as applicable, upon an eligible termination event pursuant to the Severance Policy based on the assumptions set forth above. For purposes of the performance share awards granted in 2023 for which the performance period ended on December 31, 2023, because the performance period was complete at the time of termination of employment, the performance share units remain outstanding in accordance with their terms, but are not subject to accelerated vesting. As a result, no amounts are included in respect of such performance share awards in the table.
(2)Represents the cash amount payable or the value of accelerated vesting, as applicable, upon an eligible termination event pursuant to the Severance Policy based on the assumptions set forth above. For purposes of the performance share awards granted in 2023 for which the performance period ended on December 31, 2023, amount includes the value of accelerated time-based vesting of the earned portion of the performance stock units (as measured as of December 31, 2023).

(3)Pursuant to the terms of his offer letter, as amended, Gov. Benson is not eligible to receive any severance benefits upon the termination of his employment as Interim Chief Executive Officer.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid and certain financial performance of the Company for our principal executive officer (“PEO”) and our named executive officers other than our PEO (“Non-PEO NEOs”) for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s core compensation objectives, refer to “Executive Compensation – Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for PEO($)(1)		Compensation Actually Paid to PEO($)(2)		Average Summary Compensation Table Total for Non-PEO NEOs($)(3)	Average Compensation Actually Paid to Non-PEO NEOs($)(4)	Value of Initial Fixed $100 Investment based on:		Net Income (loss) (in thousands) ($)(7)	Adjusted EBITDA (in thousands) ($)(8)
	Benson	Rondeau	Benson	Rondeau			Total Stockholder Return($)(5)	Peer Group Total Stockholder Return($)(6)
2023	232,774	5,691,513	218,733	(5,287,218)	2,124,369	1,671,381	97.75	94.76	147,035	435,376
2022	—	5,644,947	—	3,968,988	1,073,495	338,939	105.52	82.10	110,456	365,834
2021	—	9,272,049	—	11,946,934	2,079,985	2,429,979	121.29	109.61	46,122	222,310
2020	—	3,717,285	—	905,478	968,084	709,662	103.95	89.54	(15,204)	118,841
(1)Represents the total from the Summary Compensation Table for Mr. Rondeau for the years 2020-2023 and for Gov. Benson for 2023. In 2020, Mr. Rondeau’s salary was reduced and his annual bonus was not paid as a result of the COVID-19 pandemic. Mr. Rondeau served as our PEO during the periods reflected in this table from January 1, 2020 until September 15, 2023. Gov. Benson served as our PEO from September 15, 2023 through December 31, 2023. In 2023, severance was paid to Mr. Rondeau pursuant to the terms of the Severance Policy.
(2)Represents the amount of compensation actually paid to Mr. Rondeau for the years 2020-2023 and to Gov. Benson for 2023, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the additions to and deductions from the Summary Compensation Table totals to calculate the compensation actually paid amounts. In 2023, Mr. Rondeau forfeited portions of his unvested equity awards as a result of his separation from the Company.
(3)Represents the average total from the Summary Compensation Table in each applicable year for the Non-PEO NEOs, which are comprised of: for 2023: Messrs. Hymes, Fitzgerald and Bode, and Ms. Simmons; for 2022: Messrs. Fitzgerald and Bode, Ms. Simmons, Dorvin Lively and Jeremy Tucker; for 2021: Messrs. Lively, Fitzgerald, Bode and Tucker; and for 2020: Messrs. Lively, Fitzgerald, Tucker, and Craig Miller. In 2023, severance was paid to Mr. Hymes pursuant to the terms of the Severance Policy. In 2022, Messrs. Lively and Tucker did not receive annual bonuses, and severance was paid to Mr. Tucker pursuant to the terms of the Severance Policy. In 2020, salaries were reduced and annual bonuses were not paid as a result of the COVID-19 pandemic.
(4)Represents the average amount of compensation actually paid to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the additions to and deductions from the Summary Compensation Table totals to calculate the compensation actually paid amounts. In 2023, Mr. Hymes forfeited portions of his unvested equity awards as a result of his separation from the Company. In 2022, Messrs. Lively and Tucker forfeited portions of their unvested prior year equity awards as a result of Mr. Lively’s retirement and Mr. Tucker’s separation from the Company.
(5)Represents the cumulative total return on $100 invested in the Company’s Class A common stock as of the last day of public trading of the Company’s Class A common stock in fiscal year 2019 through the last day of public trading of the Company’s Class A common stock in the applicable fiscal year for which the cumulative total return is reported. The Company did not pay dividends for any of 2023, 2022, 2021 or 2020.
(6)Represents the weighted cumulative total return on $100 invested as of the last day of public trading in fiscal year 2019 through the last day of public trading in the applicable fiscal year for which the cumulative total return is reported, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Invesco Dynamic Leisure & Entertainment ETF (“PEJ”), the same peer group used for purposes of Item 201(e) of Regulation S-K. The return of this index is calculated assuming reinvestment of dividends during the period presented.
(7)Represents net income (loss) disclosed in our Annual Report on Form 10-K for the years ended December 31, 2023, 2022, 2021, and 2020.
(8)Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. For a discussion of Adjusted EBITDA and a reconciliation of GAAP net income (loss) to Adjusted EBITDA, see Appendix A.

In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the applicable PEO’s total compensation for each year to determine the compensation actually paid to him for the relevant year:
Benson

Year	Summary Compensation Table Total for PEO($)	Fair value of equity awards granted from Summary Compensation Table ($)(1)	Fair value of current year equity awards at year-end($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year($)(2)	Forfeitures of prior year awards fair value($)(2)	Compensation Actually Paid to PEO($)
2023	232,774	(115,000)	100,959	—	—	—	218,733
Rondeau

Year	Summary Compensation Table Total for PEO($)	Fair value of equity awards granted from Summary Compensation Table ($)(1)	Fair value of current year equity awards at year-end($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year($)(2)	Forfeitures of prior year awards fair value($)(2)	Compensation Actually Paid to PEO($)
2023	5,691,513	(3,670,001)	592,760	(361,082)	(649,001)	(6,891,407)	(5,287,218)
2022	5,644,947	(3,486,501)	3,331,394	(986,978)	(533,874)	—	3,968,988
2021	9,272,049	(5,809,811)	6,994,560	1,092,643	397,493	—	11,946,934
2020	3,717,285	(2,997,000)	2,941,909	197,648	(2,954,364)	—	905,478
(1)Represents the grant date fair value of equity-based awards granted each year as reported in the “Stock Awards” and “Option Awards” column of the Summary Compensation Table for the applicable year.
(2)Reflects the value of equity calculated in accordance with the SEC methodology for determining compensation actually paid for each period presented. The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate the fair values of options, restricted stock units, and performance share units include the stock price as of the applicable measuring date and, in the case of performance share units, the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the compensation committee as of the applicable vesting date). Otherwise, the valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid:

Year	Summary Compensation Table Total for Non-PEO NEOs($)	Fair value of equity awards granted from Summary Compensation Table($)(1)	Fair value of current year equity awards at year-end($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year($)(2)	Forfeitures of prior year awards fair value($)(2)	Compensation Actually Paid to Non-PEO NEOs($)
2023	2,124,369	(1,112,000)	840,851	(70,204)	(37,661)	(73,974)	1,671,381
2022	1,073,495	(436,179)	275,618	(18,902)	25,452	(580,545)	338,939
2021	2,079,985	(892,298)	1,073,811	127,536	40,945	—	2,429,979
2020	968,084	(481,125)	431,966	28,357	(237,620)	—	709,662
(1)Represents the average grant date fair value of equity-based awards granted each year as reported in the “Stock Awards” and “Option Awards” column of the Summary Compensation Table for the applicable year.

(2)Reflects the average value of equity calculated in accordance with the SEC methodology for determining compensation actually paid for each period presented. The equity award adjustments for each applicable year include the same methodology described above for the PEO.
Relationship between Compensation Actually Paid and Performance Measures
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our net income (loss) during the four most recently completed fiscal years:
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our Adjusted EBITDA during the four most recently completed fiscal years:
(1) Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. For a discussion of Adjusted EBITDA and a reconciliation of GAAP net income (loss) to Adjusted EBITDA, see Appendix A.

The cumulative total return of the Company’s Class A common stock at the end of fiscal year 2023 as compared to the end of fiscal year 2019 was $97.75 as compared to $94.76 for the peer group presented for this purpose (the Invesco Dynamic Leisure & Entertainment ETF (“PEJ”)).
The amount of compensation actually paid to our PEO and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Company’s cumulative total stockholder return over the four years presented in the table. Compensation actually paid is significantly impacted by changes in our stock price due to the fact that long-term equity incentive awards generally comprise a substantial portion of our named executive officers’ compensation and compensation actually paid includes the change in fair value for all equity awards that were outstanding and unvested at year-end or awards that vested during the year.
The following chart compares compensation actually paid to (i) the cumulative total return on $100 invested as of the end of fiscal year 2019 in the Company’s Class A common stock and (ii) the weighted cumulative total return on $100 invested as of the end of fiscal year 2019 for the PEJ, in each case, for the four most recently completed fiscal years:
Financial Performance Measures
The performance metrics listed below represent the most important metrics we use to link compensation actually paid to our named executive officers for 2023 to the Company’s performance:
•Adjusted EBITDA (our Company Selected Measure under Item 402(v) of Regulation S-K)
•Adjusted net income per share, diluted
•System wide same store sales
As further described above under “Executive Compensation – Compensation Discussion and Analysis,” our variable compensation includes annual incentives based, in part, on achievement of Adjusted EBITDA performance goals, performance share units are based on our adjusted net income per diluted share and stock options only have value if the price of our Class A common stock appreciates after grant.
Pay Ratio Disclosure Rule
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of the median of the annual total compensation of our employees (other than our Interim Chief Executive Officer) and the annual total compensation of our Interim Chief Executive Officer. In determining the median employee, we prepared a list of all of our full-time, part-time and temporary employees as of December 31, 2023. To identify the “median employee” from our employee population, we calculated the amount of annual base compensation, including salary, hourly pay, over-time and holiday pay, for all of our employees, including all corporate headquarters employees and in-store employees, other than our Interim Chief Executive Officer. We annualized the compensation of those full-time and part-time employees that were not employed for the full year of 2023. We also annualized the total compensation of our Interim Chief Executive Officer, whose employment began in September 2023. As of December 31, 2023, we had 35

non-U.S. employees, accounting for less than 5% of our total employees, all of whom were located in Canada. In accordance with the rules that allow for non-U.S. employees that account for 5% or less of total employees to be excluded from the determination of a company’s employees for purposes of determining the “median employee”, we excluded all 35 employees located in Canada. We did not use any other permitted exclusions or adjustments under the rules. As of December 31, 2023, we had a total of 3,796 employees, excluding our Interim Chief Executive Officer, 3,761 of whom were based in the U.S. and were included for purposes of identifying the median employee.
Once we identified the median employee, we calculated that employee’s annual total compensation in the same manner as we calculate “Total Compensation” for purposes of the Summary Compensation Table. Determined in this manner, the median employee’s annual total compensation was $20,274. As identified in the Summary Compensation Table above, using the same methodology for total compensation, the annual total compensation of our Interim Chief Executive Officer was $250,000. The resulting ratio of the annual total compensation of our Interim Chief Executive Officer to the median of the annual total compensation of all employees (other than the Interim Chief Executive Officer) is estimated to be approximately 12:1.
In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL 3:
Advisory Vote on Named Executive Officer Compensation
The Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for the fiscal year ended December 31, 2023. The Board of Directors is asking stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers by voting “ FOR ” the following resolution:
“RESOLVED, that the stockholders of Planet Fitness, Inc. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As described in detail in the section titled “Compensation Discussion and Analysis”, we maintain an executive compensation program that ties pay to performance and seeks to:

•Provide base salaries that are consistent with similar positions in similar companies;
•Directly connect short-term incentive pay to company performance and achievement of corporate goals;
•Align the interests of our named executive officers with those of our stockholders through the use of equity-based awards;
•Provide benefits to our named executive officers that are generally the same as those provided to our other employees; and
•Attract, motivate and retain talented executives in a competitive environment.
The Board is asking stockholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the compensation committee and the Board value the views of our stockholders as expressed in their votes. The Board and compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.
The Board recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

PROPOSAL NO. 4

Advisory Vote on the Frequency of the Future Advisory Votes on Compensation Paid to Named Executive Officers

The Board is asking stockholders to vote, on a non-binding advisory basis, on how frequently we should present to stockholders the advisory vote on compensation paid to named executive officers. The Company is required to submit to a stockholder vote at least once every six years whether advisory votes on compensation paid to named executive officers should be presented every 1, 2 or 3 years.

Stockholders will specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain. After careful consideration of the frequency alternatives, the Board believes that a 1 YEAR frequency for conducting an advisory vote on compensation paid to named executive officers is appropriate for the Company and its stockholders at this time.

The frequency of future advisory votes on compensation paid to named executive officers selected by stockholders will be the frequency receiving the highest number of votes cast. Although this vote is advisory and non-binding on the Company, the Board and the compensation committee will carefully consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of future advisory votes on compensation paid to named executive officers.

The Board recommends a vote FOR the option of 1 YEAR on the frequency for conducting future advisory votes on compensation paid to named executive officers.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for their service during 2023. Gov. Benson is not eligible to receive compensation for his service as a director during the period in which he serves as the Company’s Interim Chief Executive Officer. The compensation received by Gov. Benson for his service as a director prior to his appointment as Interim Chief Executive Officer in September 2023 is included in the Summary Compensation Table above. Mr. Rondeau was not eligible to receive compensation for his services as a director while he served as the Company’s Chief Executive Officer. The compensation received by Mr. Rondeau for his service as a director after the termination of his employment in September 2023 is included in the Summary Compensation Table above.

Name	Fees Earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Stephen Spinelli, Jr.	142,500	115,000	257,500
Frances Rathke	95,000	115,000	210,000
Cammie Dunaway	95,000	115,000	210,000
Enshalla Anderson	90,000	143,017	233,017
Christopher Tanco	92,500	147,401	239,901
Bernard Acoca	90,000	147,401	237,401
(1)Each director, except Gov. Benson and Mr. Acoca, elected to receive shares of Class A common stock in lieu of her or his respective annual cash retainer in 2023.
(2)Represents the grant date fair value of restricted stock units with respect to shares of our Class A common stock, which were granted for service as a director in 2023, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. As of December 31, 2023, each of Dr. Spinelli, Ms. Rathke, Ms. Dunaway, Ms. Anderson, Mr. Tanco, and Mr. Acoca held 1,383 unvested restricted stock units.
Non-Employee Director Compensation Program
Pursuant to our non-employee director compensation program, each non-employee member of our Board is eligible to receive an annual cash retainer payment of $70,000 and an annual grant of restricted stock units with a targeted grant date fair market value of $115,000. The annual grant of restricted stock units generally vests in full on the first anniversary of the grant date, subject to the director’s continued service as a member of our Board through the vesting date. Under this program, eligible directors receive the following additional cash retainers on an annual basis for service as the Board chair—$55,000; audit committee chair—$25,000; compensation committee chair—$20,000; and nominating and corporate governance committee chair—$15,000. Eligible directors also receive annual cash retainers for service as members of the audit committee—$12,500; members of the compensation committee—$10,000; and members of the nominating and corporate governance committee—$7,500. Pursuant to our non-employee director compensation program, eligible directors may elect to receive fully vested shares of Class A common stock in lieu of their annual cash retainer payments. In 2023, each director, other than Gov. Benson and Mr. Acoca, made such an election.
The Board has adopted stock ownership guidelines applicable to our non-employee directors and senior executive officers, described above, under which our non-employee directors are required to acquire and own stock or stock equivalents in an amount equal to five times the annual cash retainer for our non-employee directors. Until the required ownership level is reached directors are required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of December 31, 2023, each of our non-employee directors had achieved their minimum holding requirements, except Mr. Acoca.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of March 4, 2024.

Name	Age	Position
Craig Benson	69	Interim Chief Executive Officer and Director
Thomas Fitzgerald	63	Chief Financial Officer
Bill Bode	63	Division President, U.S. Franchise
Jennifer Simmons	54	Division President, Corporate Clubs
Gov. Craig Benson has served as the Company’s Interim Chief Executive Officer since September 2023. He has served as the Chief Executive Officer at Soft Draw Investments, LLC since 2002. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., an international leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999. Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013 and as Trustee of Lahey Health System, Inc. and Lahey Hospital & Medical Center from 2005 to 2019. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire, Grand Valley State University and Thomas Jefferson University.
Thomas Fitzgerald joined Planet Fitness in January 2020 as the Company’s Chief Financial Officer. In this role, he is responsible for all aspects of financial strategy and management. Mr. Fitzgerald has over 30 years of leadership experience in financial management in the retail and consumer products industries, most recently serving as the Chief Financial Officer and Senior Vice President at Potbelly Sandwich Works from December 2018 until December 2019. Prior to Potbelly, he served in varying executive roles at Charming Charlie Inc. including President and Chief Financial Officer from 2015 through 2017, and Chief Administrative Officer and Chief Financial Officer from 2013 through 2015. Previously, Mr. Fitzgerald served as Chief Administrative Officer of Sears Canada. Additionally, he held several leadership positions at Liz Claiborne, was Chief Financial Officer at Burlington Coat Factory, and served as Chief Operating Officer of Bath & Body Works. Mr. Fitzgerald began his career at PepsiCo, where he held various leadership roles in finance and planning. He has served as a member of the Board of Directors for Premier Franchise Management, a privately held franchisor of pool installation and services, since June 2022. Mr. Fitzgerald holds an MBA in Finance from Indiana University Kelley School of Business and received his Bachelor’s degree in Finance from the University of Florida.
Bill Bode has served as Division President, U.S. Franchise since September 2022. In this role, he leads all aspects of our U.S. Franchise Division operations, development, construction vendor management and local marketing execution teams. He previously served as the Company’s Chief Operations Officer since December 2020. Mr. Bode joined Planet Fitness in 2016 as the Senior Vice President of Franchise Operations. Prior to joining Planet Fitness, Mr. Bode held several senior leadership positions at Dunkin’ Brands, including serving as Regional Vice President of Dunkin’ Donuts Northeast where he was responsible for overseeing the operations of more than 2,600 restaurants. Throughout his tenure at Dunkin’ Brands, Mr. Bode was also responsible for U.S. brand compliance and business development along with leadership positions overseeing training, store development, marketing, and franchising. Prior to joining Dunkin’ Brands, he was a Dunkin’ Donuts franchisee in Richmond, VA.
Jennifer Simmons has served as Division President, Corporate Clubs since November 2022. Ms. Simmons joined Planet Fitness in 2013 as a business analyst, later joining the executive leadership team as Senior Vice President of Business Strategy and Analytics in November 2019. In her role as Division President, Corporate Clubs, Ms. Simmons is responsible for leading the Company's Corporate Club portfolio – including driving overall performance, leading and developing the team, and identifying strategic growth and expansion opportunities of the brand's corporate store fleet. During her tenure with Planet Fitness, Ms. Simmons built the Business Strategy and Analytics functions from the ground up, leveraging data, analytics and insights to develop and drive Planet Fitness’ overarching corporate strategy, propel the business forward, and reinforce the brand’s industry leadership position. As a result, she has played an instrumental role in the major strategic decisions made by the Company. Prior to joining Planet Fitness, Ms. Simmons worked in Finance and Business Planning roles for Timberland, PepsiCo, and Fisher Scientific International. Ms. Simmons has an MBA in Finance from the University of New Hampshire and holds dual Bachelor’s degrees in Economics and Sociology from Indiana University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of March 4, 2024. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.
Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.
In connection with the recapitalization transactions as part of our IPO, we issued to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they held. In connection with our acquisition of Sunshine Growth Holdings, LLC on February 10, 2022, we issued to the sellers (the "Sunshine Sellers") Holdings Units and a corresponding share of our Class B common stock for each Holdings Unit as part of the Equity Consideration for the transaction. Each Continuing LLC Owner and Sunshine Seller has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”
The percentage of shares beneficially owned is computed on the basis of 87,098,326 shares of our Class A common stock outstanding, and 1,071,094 shares of our Class B common stock outstanding as of March 4, 2024. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842.

	Class A common stock beneficially owned(1)		Class B common stock beneficially owned
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
BlackRock, Inc.(2)	12,039,772	13.8%	—	—
The Vanguard Group(3)	8,076,794	9.3%	—	—
SRS Investment Management, LLC(4)	6,956,803	8.0%	—	—%
Amundi Asset Management(5)	4,723,018	5.4%	—	—%
Cadian Capital Management, LP(6)	4,430,368	5.1%	—	—%
Chris Rondeau(7)	959,241	1.1%	459,638	42.9%
Marc Grondahl(8)	125,000	*	125,000	11.7%
Directors and Named Executive Officers
Craig Benson(9)	174,677	*	123,252	11.5%
Stephen Spinelli, Jr.(10)	147,630	*	124,052	11.6%
Bill Bode(11)	49,147	*	—	—
Frances Rathke	20,583	*	—	—
Cammie Dunaway	18,387	*	—	—
Thomas Fitzgerald(12)	27,788	*	—	—
Jennifer Simmons(13)	11,453	*	—	—
Enshalla Anderson	8,047	*	—	—
Christopher Tanco	7,081	*	—	—
Bernard Acoca	3,759	*	—	—
All executive officers and directors as a group (11 persons)(14)	485,228	*	247,304	23.1%

*	Less than one percent
(1)Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be canceled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)Based on a Schedule 13G filed by Black Rock, Inc. with the SEC on January 23, 2024. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(3)Based on a Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Based on a Schedule 13G filed by SRS Investment Management, LLC with the SEC on February 14, 2022. The address of SRS Investment Management, LLC is 1 Bryant Park, 39th Floor, New York, NY 10036.
(5)Based on a Schedule 13G filed by Amundi Asset Management with the SEC on February 14, 2024. The address of Amundi Asset Management is 90 Boulevard Pasteur, Paris, France 75015.
(6)Based on a Schedule 13G filed by Cadian Capital Management, LP with the SEC on February 14, 2024. The address of Cadian Capital Management, LP is 535 Madison Avenue, 36th Floor, New York, NY 10022.
(7)Reflects 79,162 shares of Class A common stock and 420,441 Class A common stock options that have vested or will vest within 60 days, and 459,638 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Rondeau, all of which have vested.
(8)Reflects 125,000 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl.
(9)Reflects 51,425 shares of Class A common stock that have vested or will vest within 60 days, and 123,252 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Gov. Benson, all of which have vested.
(10)Reflects 23,578 shares of Class A common stock that have vested or will vest within 60 days, and 124,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, all of which have vested.

(11)Reflects 6,761 shares of Class A common stock and 42,386 Class A common stock options that have vested or will vest within 60 days held by Mr. Bode.
(12)Reflects 10,940 shares of Class A common stock and 16,848 Class A common stock options that have vested or will vest within 60 days held by Mr. Fitzgerald.
(13)Reflects 3,298 shares of Class A common stock and 8,155 Class A common stock options that have vested or will vest within 60 days held by Ms. Simmons.
(14)Reflects 247,304 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and executive officers as a group, all of which have vested, 156,905 shares of Class A common stock, and 81,019 Class A common stock options that have vested or will vest within 60 days.
Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2023:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares(1)	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares(2)	Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)
Equity compensation plans approved by security holders	791,116	$46.00	6,976,063
Equity compensation plans not approved by security holders	—	—	—
Total	791,116	$46.00	6,976,063
(1)Total reflects outstanding stock options, restricted stock units and performance share units granted pursuant to the 2015 Omnibus Incentive Plan and the 2018 Planet Fitness Employee Stock Purchase Program as of December 31, 2023.
(2)Outstanding restricted stock units and performance stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.
Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended December 31, 2023, except that due to inadvertence, each of Messrs. Spinelli, Tanco and Acoca, Gov. Benson and Mss. Rathke, Dunaway and Anderson filed one Form 4 late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Franchisee relationships
Through his ownership interest in BL Technologies Investments, LLC, Gov. Craig Benson entered into an area development agreement (“ADA”) with us dated October 23, 2012, under which the developer is obligated to open 35 Planet Fitness stores and for which ADA fees were paid to us totaling $350,000. Twenty-three stores have been opened pursuant to this ADA as of December 31, 2023. In 2023, the Company received royalty revenue, national advertising fund revenue, and other franchise-related fees under Gov. Benson’s franchise agreements (“FA”), which totaled approximately $3,909,227. The Company also received fees for equipment purchases for the clubs under Gov. Benson’s FAs, as required by the terms of his FAs. The equipment purchases for the clubs under Gov. Benson’s FAs totaled approximately $3,639,780 in 2023. Due to the COVID-19 pandemic, the Company made available to each of its franchisees certain extensions of new store development, re-equipment and remodel schedules. The terms of Gov. Benson’s ADA and FAs are commensurate with other FAs executed under the same circumstances, including Gov. Benson's right to participate in the new store development, re-equipment and remodel extensions, as well as a 15% equipment order discount, offered to all franchisees in 2020.
As part of the Company’s new growth model offered to all franchisees announced in 2023 and effective January 1, 2024, FAs and ADAs, including Gov. Benson’s, have terms favorable to franchisees and developers, including extending the duration of FAs, the timing for completion of required remodels and replacement equipment purchases, and the cure period for missed development obligations. The terms of Gov. Benson’s FAs and ADA are commensurate with others executed under the same circumstances.
Additionally, in 2023 the Company introduced pilot pricing in the New York and New Jersey designated market area, which is applicable to stores owned by Gov. Benson in New Jersey. The pilot pricing applies to Gov. Benson’s stores in such region commensurate with other stores in the same region.
As of December 31, 2023, Chris Rondeau held 25% ownership of PF Principals, LLC and 50% ownership of PF Principals II, LLC, both of which have directly and indirectly provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.
Other contractual relationships and transactions
Gov. Craig Benson is an approximately ten and one-half percent (10.5%) owner of Airpointe of New Hampshire, Inc. d/b/a Radianse Systems, which is an amenity tracking compliance software provider. We have engaged Radianse Systems to provide amenity tracking compliance software services to certain corporate-owned stores and to make this service available to franchise locations. As of December 31, 2023, the Radianse software was being utilized at 220 corporate-owned stores, approximately 730 franchisee-owned stores and at the Company's corporate headquarters. In 2023, we paid an aggregate of approximately $389,778 in fees to Radianse.
The Board has adopted a charter air transportation policy (the “Charter Policy”), which establishes the guidelines for business travel on charter aircraft. Among other things, the Charter Policy requires audit committee approval for all business travel using any charter aircraft owned by an officer, director, employee or other related party. From time to time, the Company chartered a private aircraft for business travel through Jet Aviation and paid a charter fee, for which the Company paid market rates, for such travel directly to Jet Aviation. The aircraft is owned by CRM Office Leasing, LLC (“CRM”), which is 100% owned by Chris Rondeau, our former Chief Executive Officer. CRM hired Jet Aviation, a third-party aviation service provider, to operate and manage all charter services of the aircraft. In 2023, the Company incurred approximately $486,740 in total expenses for corporate business travel using the aircraft owned by CRM, which expenses were approved by the audit committee.
Recapitalization Transactions in Connection with our IPO
These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2023 Annual Report on Form 10-K.
Exchange agreement
In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are canceled. The parties to the Exchange Agreement amended the agreement on August 30, 2016, to, among other things, permit management Holdings Unit holders to exchange such Holdings Units at any time, from time to time, in accordance with applicable law, contractual obligations and Company policies.
Tax receivable agreements
Certain future and past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements, pursuant to which we are required to make payments to certain holders of equity interests or their successors-in-interest (the “TRA Holders”). Under the first of those agreements, we are generally required to pay to certain existing and previous equity owners, or their successors-in-interest, of Pla-Fit Holdings, LLC 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay 85% of the amount of cash savings, if any, that we are deemed to realize as a result of tax attributes of certain equity interests previously held by affiliates of TSG Consumer Partners (“TSG”) that resulted from TSG’s purchase of interests in our 2012 acquisition (the “2012 Acquisition”), and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.
The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. In particular, assuming no further material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $608.9 million over the remaining term of the tax receivable agreements based on a price of $73.00 per share of our Class A common stock (the closing price per share of our Class A common stock on the New York Stock Exchange (“NYSE”) on the last trading day for the fiscal year ending December 31, 2023) and assuming all future sales had occurred on such date. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $517.5 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the TRA Holders’ ownership of our shares.
The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the TRA Holders, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements may give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest (generally calculated using one-year SOFR plus 71 basis points), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year SOFR plus 71 basis points, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year SOFR plus 571 basis points.
Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.
As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may not be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2023, based on a share price of $73.00 per share of our Class A common stock (based on the closing price of our Class A common stock on the NYSE on the last trading day for the fiscal year ending December 31, 2023) and a discount rate equal to 7.1%, we estimate that we would have been required to pay $352.3 million in the aggregate under the tax receivable agreements.
Funds used by Pla-Fit Holdings to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that Pla-Fit Holdings will be required to make may be substantial and will likely exceed (as a percentage of Pla-Fit Holdings’ net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer, particularly as a result of the 2017 Tax Cuts and Jobs Act.
As a result of potential differences in the amount of net taxable income allocable to us and to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”), as well as the use of an assumed tax rate in calculating Pla-Fit Holdings’ distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreements. To the extent we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Pla-Fit Holdings, the Continuing LLC Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Holdings Units.
If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the tax receivable agreements and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.
Pla-Fit Holdings amended and restated limited liability company agreement
In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated August 5, 2015, which was subsequently amended July 1, 2017 (the “Pla-Fit Holdings LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business. Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings. As such, we have no independent means of generating revenue. Pla-Fit Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, and also incur expenses related to our operations.
Pursuant to the Pla-Fit Holdings LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.

The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.
The Pla-Fit Holdings LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in Hampton, New Hampshire (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.
The Pla-Fit Holdings LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.
We have caused Pla-Fit Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under documents relating to our indebtedness. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year SOFR plus 571 basis points until paid.
Registration rights agreement
In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and TSG, which include certain current and former employees and directors that hold Holdings Units. The registration rights agreement provides Christopher Rondeau with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by him, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to certain current and former employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The parties to the Registration Rights Agreement amended the agreement on August 30, 2016 to, among other things, provide that we are not obligated to file a registration statement with respect to the exchange of Holdings Units and Class B common stock for Class A common stock.
Indemnification Agreements
Prior to the completion of our IPO, we entered into indemnification agreements with each of our then-serving directors. We have since entered into indemnification agreements with each new director who has joined our Board after completion of our IPO. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related Person Transactions Policy
We have adopted a written policy with respect to the review, approval and ratification of transactions directly or indirectly involving the Company or any of its subsidiaries as a participant, and any related person, in which the aggregate amount involved exceeds $120,000. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed our 2023 audited financial statements with management.
The audit committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.
The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our 2023 Annual Report on Form 10-K for filing with the SEC.
The audit committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2024.

Respectfully submitted, THE AUDIT COMMITTEE Frances Rathke, Chair Bernard Acoca Christopher Tanco

ADDITIONAL INFORMATION
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2025 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on November 21, 2024.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our amended and restated bylaws (“Bylaws”) provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting nor later than the close of business on the later of (a) the 90th day prior to the anniversary date of the prior year’s annual meeting and (b) the tenth day following the day on which we first disclose the date of the current year’s annual meeting in a public announcement. Assuming the date of our 2025 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2025 annual meeting must notify us no earlier than December 31, 2024 and no later than the later of January 30, 2025 or the tenth day following the day on which we first disclose the date of the current year’s annual meeting in a public announcement. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2025 annual meeting. Any stockholder that intends to solicit proxies in support of a director nominee other than our nominees also must comply with Rule 14a-19 under the Exchange Act. A complete list of the requirements for nominating a candidate for director may be found in our Bylaws. If you wish to obtain a free copy of our Bylaws, please contact Investor Relations at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire, 03842, or by email at investor@planetfitness.com.
The chairperson of the meeting may disregard any business or nomination not properly brought before the meeting according to our Bylaws and other applicable requirements.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.
Householding
Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (603) 750-4674, by mail at Investor Relations, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842, or by email at investor@planetfitness.com.
Voting by Telephone or the Internet
Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.
Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on April 29, 2024. Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.
Other Matters
The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

Appendix A: GAAP to Non-GAAP Reconciliations and Other Performance Measures
Adjusted EBITDA reconciliations
This proxy statement refers to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures are useful to investors in evaluating our performance. EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as substitutes for GAAP metrics such as net income or any other performance measures derived in accordance with GAAP. Also, in the future we may incur expenses or charges such as those added back to calculate Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.
We define EBITDA as net income before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our Board of Directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. These items include certain purchase accounting adjustments, transaction fees, stock offering-related costs, severance expense and certain other charges and gains. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.
A reconciliation of net income to EBITDA and Adjusted EBITDA is set forth below. Reconciliations of net income to EBITDA and Adjusted EBITDA for the fiscal years ended December 31, 2021 and 2020 are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

	Years Ended December 31,
(in thousands)	2023	2022
Net income	$147,035	$110,456
Interest income	(17,741)	(5,005)
Interest expense	86,576	88,628
Provision for income taxes	58,512	50,515
Depreciation and amortization	149,413	124,022
EBITDA	423,795	368,616
Purchase accounting adjustments-revenue(1)	515	332
Purchase accounting adjustments-rent(2)	638	436
Loss on reacquired franchise rights(3)	110	1,160
Transaction fees and acquisition-related costs(4)	394	5,497
Gain on settlement of preexisting contract with acquiree(5)	—	(2,059)
Executive transition costs(6)	4,948	—
Legal matters(7)	6,250	9,739
Loss (gain) on adjustment of allowance for credit losses on held-to-maturity investment(8)	2,732	(2,506)
Dividend income on held-to-maturity investment(9)	(2,066)	(1,876)
Tax benefit arrangement remeasurement(10)	(1,964)	(13,831)
Gain on sale of corporate-owned stores(11)	—	(1,324)
Amortization of basis difference of equity-method investments(12)	438	—
Other(13)	(414)	1,650
Adjusted EBITDA	$435,376	$365,834
(1) Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.

(2) Represents the impact of rent related purchase accounting adjustments. In accordance with guidance in ASC 805—Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.1 million and $0.2 million in the years ended December 31, 2023 and 2022, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.5 million and $0.3 million for the years ended December 31, 2023 and 2022, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3) Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisitions of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other losses, net on our consolidated statements of operations.
(4) Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5) Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other losses, net on our consolidated statements of operations.
(6) Represents certain severance and related expenses recorded in connection with the termination of employment of the Chief Executive Officer and the elimination of the President and Chief Operating Officer position. Also includes costs associated with the search for a new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(7) Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to preliminary terms of a settlement agreement with a franchisee in Mexico (the “Preliminary Settlement Agreement”) and a $1.2 million reserve against an indemnification receivable related to a legal matter. During 2023, the Company revised its reserve related to the Preliminary Settlement Agreement and recorded an increase to the liability of $6.3 million to $14.5 million, net of legal fees paid, and subsequently paid the liability.
(8) Represents a loss (gain) on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(9) Represents dividend income recognized on a held-to-maturity investment.
(10) Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(11) Represents a gain on the sale of corporate-owned stores.
(12) Represents the amortization expense of the Company’s pro-rata portion of the basis difference in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(13) Represents certain other gains and charges that we do not believe reflect our underlying business performance.

Adjusted net income reconciliations
Adjusted net income assumes all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-cash and other items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total weighted-average shares of Class A common stock outstanding assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and net income per share, diluted, as determined by GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period.
A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below. Reconciliations of Adjusted net income to net income for the fiscal years ended December 31, 2021 and 2020 are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

	Years Ended December 31,
(in thousands, except per share data)	2023	2022
Net income	$147,035	$110,456
Provision for income taxes	58,512	50,515
Purchase accounting adjustments-revenue(1)	515	332
Purchase accounting adjustments-rent(2)	638	436
Loss on reacquired franchise rights(3)	110	1,160
Transaction fees and acquisition-related costs(4)	394	5,497
Gain on settlement of preexisting contract with acquiree(5)	—	(2,059)
Executive transition costs(6)	4,948	—
Legal matters(7)	6,250	9,739
Loss (gain) on adjustment of allowance for credit losses on held-to-maturity investment(8)	2,732	(2,506)
Dividend income on held-to-maturity investment(9)	(2,066)	(1,876)
Tax benefit arrangement remeasurement(10)	(1,964)	(13,831)
Gain on sale of corporate-owned stores(11)	—	(1,324)
Amortization of basis difference of equity-method investments(12)	438	—
Other(13)	(414)	1,650
Loss on extinguishment of debt(14)	—	1,583
Purchase accounting amortization(15)	51,440	40,671
Adjusted income before income taxes	268,568	200,443
Adjusted income taxes(16)	69,559	51,915
Adjusted net income	$199,009	$148,528
Adjusted net income per share, diluted	$2.24	$1.64
Adjusted weighted-average shares outstanding, diluted(17)	88,920	90,411
 (1) Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2) Represents the impact of rent related purchase accounting adjustments. In accordance with guidance in ASC 805—Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.1 million and $0.2 million in the years ended December 31, 2023 and 2022, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.5 million and $0.3 million for the years ended December 31, 2023 and 2022, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3) Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisitions of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other losses, net on our consolidated statements of operations.
(4) Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5) Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other losses, net on our consolidated statements of operations.
(6) Represents certain severance and related expenses recorded in connection with the termination of employment of the Chief Executive Officer and the elimination of the President and Chief Operating Officer position. Also includes costs associated with the search for a new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(7) Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to the Preliminary Settlement Agreement and a $1.2 million reserve against an indemnification receivable related to a legal matter. During 2023, the Company revised its reserve related to the Preliminary Settlement Agreement and recorded an increase to the liability of $6.3 million to $14.5 million, net of legal fees paid, and subsequently paid the liability.
(8) Represents a loss (gain) on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(9) Represents dividend income recognized on a held-to-maturity investment.
(10) Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(11) Represents a gain on the sale of corporate-owned stores.
(12) Represents the amortization expense of the Company’s pro-rata portion of the basis difference in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(13) Represents certain other gains and charges that we do not believe reflect our underlying business performance.
(14) Represents a loss on extinguishment of debt as a result of the repayment of the 2018-1 Class A-2-I notes prior to the anticipated repayment date.
(15) Includes $12.4 million of amortization of intangible assets, other than favorable leases, for each of the years ended December 31, 2023 and 2022, recorded in connection with the 2012 Acquisition, and $39.1 million and $27.9 million of amortization of intangible assets for the years ended December 31, 2023 and 2022, respectively, created in connection with historical acquisitions of franchisee-owned stores. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(16) Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the years ended December 31, 2023 and 2022, applied to adjusted income before income taxes.
(17) Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

Adjusted net income per share reconciliations
A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted, is set forth below. Reconciliations of net income per share, diluted to Adjusted net income per share, diluted, for the fiscal years ended December 31, 2021 and 2020 are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted
Year Ended December 31, 2023
Net income attributable to Planet Fitness, Inc.(1)	$138,313	85,185	$1.62
Assumed exchange of shares(2)	8,722	3,735
Net income	147,035
Adjustments to arrive at adjusted income before income taxes(3)	121,533
Adjusted income before income taxes	268,568
Adjusted income taxes(4)	69,559
Adjusted net income	$199,009	88,920	$2.24

Year Ended December 31, 2022
Net income attributable to Planet Fitness, Inc.(1)	$99,402	84,544	$1.18
Assumed exchange of shares(2)	11,054	5,867
Net income	110,456
Adjustments to arrive at adjusted income before income taxes(3)	89,987
Adjusted income before income taxes	200,443
Adjusted income taxes(4)	51,915
Adjusted net income	$148,528	90,411	$1.64
(1) Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares of Class A common stock outstanding.
(2) Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and shares of Class B common stock for shares of Class A common stock.
(3) Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4) Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the years ended December 31, 2023 and 2022, applied to adjusted income before income taxes.

Corporate-store owned Adjusted EBITDA
Corporate Store Adjusted EBITDA as used by our compensation committee in setting target levels of compensation is based on Corporate-Owned Store Segment EBITDA as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as further adjusted to reflect the adjustments that are relevant to the Corporate-owned stores segment to calculate Adjusted EBITDA, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and further adjusted by our compensation committee for extraordinary items that occurred in the year, such as the impact from the Company’s acquisition of assets associated with four franchisee stores operated in Florida, the deconsolidation of variable interest entities, and other items, which were not originally contemplated in the setting of the target by the board.
Same store sales
Same store sales refers to year-over-year sales comparisons for the same store sales base of both corporate-owned and franchisee-owned stores, which is calculated for a given period by including only sales from stores that had sales in the comparable months of both years. We define the same store sales base to include those stores that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same store sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned stores. For additional information, please see our Annual Report on Form 10-K.

Corporate store same store sales
Corporate store same store sales refers to same store sales, as defined above, but instead includes only the same store sales of corporate-owned stores, rather than same store sales of both corporate-owned and franchisee-owned stores. For additional information, please see the discussion of corporate-owned same store sales in our Annual Report on Form 10-K.

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VIEW MATERIALS & VOTE

PLANET FITNESS, INC. 4 LIBERTY LANE WEST HAMPTON, NH 03842
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PLNT2024 You may attend the Meeting via the internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of the two director nominees named in the proxy statement as set forth below:
Nominees
01) Bernard Acoca 02) Frances Rathke

The Board of Directors recommends you vote FOR proposals 2 and 3.
						For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2024.

3. Approval, on an advisory basis, of the compensation of the Company's named executive officers.

The Board of Directors recommends you vote 1 YEAR for proposal 4.					1 Year	2 Years	3 Years	Abstain
4. Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

_____________________________________________________________________________________

PLANET FITNESS, INC.
Annual Meeting of Stockholders April 30, 2024 2:00 PM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas Fitzgerald and Justin Vartanian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PLANET FITNESS, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT, at www.virtualshareholdermeeting.com/PLNT2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to other matters that may come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side